==========================================================================================================================================
Published Transaction CUSIP Number: 37468UAF7
Published Revolver CUSIP Number: 37468UAG5

CREDIT AGREEMENT

among

GIBRALTAR INDUSTRIES, INC.
GIBRALTAR STEEL CORPORATION OF NEW YORK
as Borrowers

THE LENDERS NAMED HEREIN
as Lenders

and

KEYBANK NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender and Issuing Lender

KEYBANC CAPITAL MARKETS INC.
as Joint Lead Arranger and Joint Book Runner

BANK OF AMERICA, N.A.
M&T BANK
PNC BANK, NATIONAL ASSOCIATION
as Joint Lead Arrangers, Joint Book Runners and Co-Syndication Agents

COMERICA BANK
TD BANK, N.A.
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

_____________________

dated as of
December 8, 2022
_____________________

==========================================================================================================================================

Page

i

Page

Page

Page

Page

Exhibit A    Form of Revolving Credit Note
Exhibit B    Form of Swing Line Note
Exhibit C    Form of Notice of Loan
Exhibit D    Form of Compliance Certificate
Exhibit E    Form of Assignment and Acceptance Agreement
Exhibit F-1    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-2    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-3    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-4    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1    Commitments of Lenders
Schedule 2    Guarantors of Payment
Schedule 2.2    Existing Letters of Credit
Schedule 3    Pledged Securities
Schedule 5.8    Indebtedness
Schedule 5.9    Liens
Schedule 5.11    Permitted Foreign Subsidiary Loans, Guaranties and Investments
Schedule 5.17    Affiliate Transactions
Schedule 6.1    Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.5    Real Estate Owned by the Companies
Schedule 6.8    Environmental Matters
Schedule 6.9    Locations
v

Page

Schedule 6.17    Intellectual Property
Schedule 6.18    Insurance
Schedule 7.3    Pledged Notes
Schedule 7.4    Commercial Tort Claims

    This CREDIT AGREEMENT (as the same may from time to time be further amended, restated or otherwise modified, this “Agreement”) is made effective as of the 8th day of December, 2022 among:

    (a)    GIBRALTAR INDUSTRIES, INC., a Delaware corporation (“Gibraltar”);

    (b)    GIBRALTAR STEEL CORPORATION OF NEW YORK, a New York corporation (“GSCNY” and, together with Gibraltar, collectively, the “Borrowers” and, individually, each a “Borrower”);

    (c)    the lenders listed on Schedule 1 hereto and each other Eligible Assignee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 12.9 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

    (d)    KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (the “Administrative Agent”), the Swing Line Lender and the Issuing Lender.

WITNESSETH:

    WHEREAS, the Borrowers, the Administrative Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrowers upon the terms and subject to the conditions hereinafter set forth;

    NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

    Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

    “Account” means an account, as that term is defined in the U.C.C.

    “Account Debtor” means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

    “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

    “Additional Commitment” means that term as defined in Section 2.9(b)(i) hereof.

    “Additional Issuing Lender” means a Lender that shall have (a) agreed with the Administrative Agent to issue a Letter of Credit hereunder in its own name, but in each instance on behalf of the Revolving Lenders hereunder, and (b) executed with the Administrative Agent an Additional Issuing Lender Agreement.

    “Additional Issuing Lender Agreement” means an Additional Issuing Lender Agreement, prepared by the Administrative Agent and in form and substance acceptable to the Administrative Agent, among the Borrowers, the Administrative Agent and a Lender with respect to the issuance by such Lender of Letters of Credit hereunder, whereby such Lender agrees to become an Additional Issuing Lender.

    “Additional Lender” means an Eligible Assignee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

    “Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to the Administrative Agent, wherein an Additional Lender shall become a Lender.

    “Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b)(ii) hereof.

    “Additional Term Loan Facility” means that term as defined in Section 2.9(b)(i) hereof.

    “Additional Term Loan Facility Amendment” means that term as defined in Section 2.9(c)(ii) hereof.

“Adjusted Daily Simple SOFR” means, with respect to a Daily Simple SOFR Loan, the greater of (a) the sum of (i) Daily Simple SOFR and (ii) the SOFR Index Adjustment and (b) the Floor.

    “Adjusted Term SOFR” means for any Available Tenor and Interest Period with respect to a Term SOFR Loan, the greater of (a) the sum of (i) Term SOFR for such Interest Period and (ii) the SOFR Index Adjustment, and (b) the Floor.

    “Administrative Agent” means that term as defined in the first paragraph of this Agreement.

    “Administrative Agent Fee Letter” means the Administrative Agent Fee Letter between the Borrowers and the Administrative Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

    “Administrative Borrower” means Gibraltar.

    “Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

    “Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

    “Affiliate Transaction” means that term as defined in Section 5.17 hereof.

    “Agent Parties” means that term as defined in Section 10.17(b) hereof.

    “Agreement” means that term as defined in the first paragraph hereof.

    “Alternate Currency” means Euros, Sterling, Yen, Canadian Dollars or any other currency, other than Dollars, agreed to by the Administrative Agent and all the Lenders that shall be freely transferable and convertible into Dollars.

    “Alternate Currency Exposure” means, at any time and without duplication, the sum of the Dollar Equivalent of (a) the aggregate principal amount of Alternate Currency Loans outstanding to the Borrowers, and (b) the Letter of Credit Exposure that is denominated in one or more Alternate Currencies.

    “Alternate Currency Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in an Alternate Currency and on which the Borrowers shall pay interest at the Derived Alternate Currency Rate.

    “Alternate Currency Maximum Amount” means Fifty Million Dollars ($50,000,000).

    “Alternate Currency Rate” means, with respect to an Alternate Currency Loan (a) denominated in Euros, EURIBOR, (b) denominated in Sterling, the Daily Simple RFR with respect to Sterling plus the applicable RFR Adjustment, (c) denominated in Yen, the Daily Simple RFR with respect to Yen plus the applicable RFR Adjustment, and (d) with respect to Canadian Dollars, the Canadian Fixed Rate. Notwithstanding the foregoing, if at any time the Alternate Currency Rate as determined above is less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

    “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Companies from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.), as amended, and the rules and regulations thereunder, and the Corruption of Foreign Public Officials Act (S.C. 1998, c. 34), as amended, and the rules and regulations thereunder).

“Applicable Commitment Fee Rate” means:

    (a)    for the period from the Closing Date through March 31, 2023, twenty (20.00) basis points; and

    (b)    commencing with the Consolidated financial statements of Gibraltar for the fiscal year ending December 31, 2022, the number of basis points set forth in the following matrix, based upon the result of the computation of the Total Net Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Total Net Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 3.00 to 1.00	25.00 basis points
Less than 3.00 to 1.00	20.00 basis points

The first date on which the Applicable Commitment Fee Rate is subject to change is April 1, 2023. From and after April 1, 2023, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance

Certificate. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall, at the election of the Administrative Agent (which may be retroactively effective), be the highest rate per annum indicated in the above pricing grid regardless of the Total Net Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) the Borrowers shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) the Borrowers shall promptly pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period.

    “Applicable Creditor” means that term as defined in Section 12.20(b) hereof.

    “Applicable Margin” means:

    (a)    for the period from the Closing Date through March 31, 2023, one hundred twelve and one-half (112.50) basis points for SOFR Loans and Alternate Currency Loans and twelve and one-half (12.50) basis points for Base Rate Loans; and

    (b)    commencing with the Consolidated financial statements of Gibraltar for the fiscal year ending December 31, 2022, the number of basis points (depending upon whether Loans are SOFR Loans, Alternate Currency Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Total Net Leverage Ratio as set forth in the Compliance Certificate for such fiscal period and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Total Net Leverage Ratio	Applicable Basis Points for SOFR Loans and Alternate Currency Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 3.00 to 1.00	200.00	100.00
Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	162.50	62.50
Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	137.50	37.50
Less than 1.00 to 1.00	112.50	12.50

The first date on which the Applicable Margin is subject to change is April 1, 2023. From and after April 1, 2023, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(c) hereof, the Compliance Certificate. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrowers shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall, at the election of the Administrative Agent (which may be retroactively effective), be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Total Net Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) the Borrowers shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) the Borrowers shall promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period.

    “Approved Depository” means that term as defined in the definition of Cash Equivalents.

    “Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

    “Asset Disposition” means the sale, lease, transfer or other disposition (including by means of Sale-Leaseback Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of any Company) by any Company to any Person (other than to another Company in connection with a transaction permitted by Section 5.12(a) through (g) hereof) of any of such Company’s assets; provided that the term Asset Disposition specifically excludes (a) any sales, transfers or other dispositions of Inventory, or obsolete, worn-out or excess or no longer useful in the business, furniture, fixtures, Equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, and (b) any Recovery Event.

    “Assignment Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9 hereof), and accepted by the Administrative Agent, in substantially the form of the attached Exhibit E, or any other form approved by the Administrative Agent.

    “Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8 hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

    “Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

    “Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and the Administrative Agent, a Lender or an Affiliate of a Lender (or a Person that was a Lender or an Affiliate of a Lender at the time of entering into the relevant Bank Product Agreement) in connection with any of the Bank Products.

    “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by a Company to the Administrative Agent, any Lender or an Affiliate of a Lender (or a Person that was a Lender or an Affiliate of a Lender at the time of entering into the relevant Bank Product Agreement) pursuant to or evidenced by the Bank Product Agreements.

    “Bank Products” means a service or facility extended to a Company by the Administrative Agent, any Lender or an Affiliate of a Lender (or a Person that was a Lender or an Affiliate of a Lender at the time of entering into the relevant Bank Product Agreement) for (a) credit cards and credit card processing services, (b) debit cards, purchase cards and stored value cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

    “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate, (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate, (c) one percent (1%) in excess of Adjusted Term SOFR for a period of one month (or, if such day is not a Business Day, such rate as calculated on the immediately preceding Business Day), and (d) the Floor. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the prime rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

    “Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrowers shall pay interest at the Derived Base Rate.

“Benchmark” means, initially, with respect to (a) any Daily Simple SOFR Loan, Daily Simple SOFR, (b) any Term SOFR Loan, Term SOFR, (c) Alternate Currency Loans in Euros, EURIBOR, (d) Alternate Currency Loans in Sterling, SONIA, (e) Alternate Currency Loans in Yen, TONAR, and (e) Alternate Currency Loans in Canadian Dollars, the Canadian Fixed Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8 hereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Administrative Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent and the Administrative Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board (or analogous agency with respect to an Alternate Currency), the Federal Reserve Bank of New York (or analogous agency with respect to an Alternate Currency), an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 hereof and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 hereof.

    “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

    “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

    “Borrower” means that term as defined in the first paragraph of this Agreement.

    “Borrowers” means that term as defined in the first paragraph of this Agreement.

    “Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Cleveland, Ohio and if the applicable Business Day relates to any direct or indirect calculation or determination of, or is used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (a) SOFR Loan, the term “Business Day” means any such day that is also a SOFR Business Day, (b) RFR Loan, the term “Business Day” means any such day that is also an RFR Business Day, (c) EURIBOR Loan, the term "Business Day" shall also exclude any day which is not a TARGET Day with respect to Euros, or (d) Canadian Fixed Rate Loan, any day except for a Saturday, a Sunday or on which banks are not required or authorized to close in Toronto.

    “Canadian Dollars” means the lawful money of Canada.

    “Canadian Fixed Rate” means, for any Interest Period,, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:15 a.m. Toronto time on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. Notwithstanding the foregoing, if at any time the Canadian Fixed Rate, as determined above, is less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

    “Canadian Fixed Rate Loan” means a Loan that bears interest based on the Canadian Fixed Rate.

    “Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split, restricted stock award under any of Gibraltar’s omnibus incentive plans, stock distributions in connection with an Acquisition permitted by Section 5.13 hereof or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

    “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP (consistent with the provisions of Section 1.2(c) hereof), should be accounted for as a capital lease on the balance sheet of such Person.

    “Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP (consistent with the provisions of Section 1.2(c) hereof), have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

    “Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by one or more Credit Parties with the Administrative Agent, without liability by the Administrative Agent or the Lenders to pay interest thereon, from which account the Administrative Agent, on behalf of the Lenders, shall have the exclusive right to withdraw funds until all of the Secured Obligations are paid in full.

“Cash Collateralize” means to deposit into a Cash Collateral Account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender, as collateral for any Letter of Credit Exposure or obligations of the Lenders to fund participations in respect of any Letter of Credit Exposure, cash or deposit account balances, or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. For the purposes of this Agreement, “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

    “Cash Equivalents” means any of the following:

    (a)    securities issued, or directly and fully guaranteed or insured by, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

    (b)    Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Depository”), in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition;

    (c)    commercial paper issued by an Approved Depository or by the parent company of an Approved Depository and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by Standard & Poor’s or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from Standard & Poor’s or Moody’s, as the case may be, and in each case maturing within one hundred eighty (180) days after the date of acquisition;

    (d)    fully collateralized repurchase agreements entered into with an Approved Depository having a term of not more than thirty (30) days and covering securities described in subpart (a) above;

    (e)    investments in money market funds substantially all the assets of which are comprised of securities of the types described in subparts (a) through (d) above;

    (f)    investments in money market funds access to which is provided as part of “sweep” accounts maintained with an Approved Depository;

    (g)    investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Depository; and

    (h)    investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing subpart (g).

    “Cash Security” means all cash, instruments, Deposit Accounts, Securities Accounts and cash equivalents, in each case whether matured or unmatured, whether collected or in the process of collection, upon which a Credit Party presently has or may hereafter have any claim or interest, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of the Administrative Agent or any Lender.

“CFC” means a Controlled Foreign Corporation, as such term is defined in Section 957 of the Code.

    “Change in Control” means:

(a)    the acquisition of ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Gibraltar;

(b)    if, at any time during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors of Gibraltar cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in subpart (i) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in subparts

(i) and (ii) hereof that constituted, at the time of such election or nomination, at least a majority of that board of directors; or

(c)    if Gibraltar shall cease to own, directly or indirectly, one hundred percent (100%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of GSCNY.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” means any charges, expenses, costs, accruals, reserves, payments, fees or losses of any kind.

    “Closing Date” means December 8, 2022.

    “Closing Fee Letter” means the Closing Fee Letter between the Borrowers and the Administrative Agent, dated as of the Closing Date.

    “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

    “Collateral” means (a) all of each Credit Party’s existing and future (i) personal property, (ii) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, Pledged Notes (if any), Commercial Tort Claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in one or more Cash Collateral Accounts, if any, (iv) Cash Security, and (v) Intellectual Property (as defined in the Pledge and Security Agreement); and (b) Proceeds and products of any of the foregoing.

    “Collateral Access Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, consignor, processor or other bailee of Inventory or other property owned by any Credit Party, acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Administrative Agent in its reasonable discretion, subordinates) any Liens held by such Person on such property, and, if applicable, permits the Administrative Agent access to and use of such property to access, assemble, complete and sell any Collateral stored or otherwise located thereon.

    “Commercial Tort Claim” means a commercial tort claim, as that term is defined in the U.C.C. (Schedule 7.4 hereto lists all Commercial Tort Claims of the Credit Parties in existence as of the Closing Date.)

    “Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

    “Commitment Increase Period” means the period from the Closing Date to the date that is six months prior to the last day of the Commitment Period.

    “Commitment Percentage” means, for each Lender, such Lender’s percentage of the Commitment as set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 12.9 hereof).

    “Commitment Period” means the period from the Closing Date to December 8, 2027, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

    “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

    “Commodity Hedging Device” means a forward commodity purchase agreement or similar agreement or arrangement designed to protect against fluctuations in raw material or other commodity prices entered into by a Company.

    “Companies” means all Borrowers and all Subsidiaries of all Borrowers.

    “Company” means a Borrower or a Subsidiary of a Borrower.

    “Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit D.

“Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR or Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.3 hereof and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Administrative Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Administrative Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

    “Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to the Administrative Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or such Lender not permitted by this Agreement, (b) was available to the Administrative Agent or such Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender, or (c) becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a Person other than a Company.

    “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

    “Consolidated” means the resultant consolidation of the financial statements of Gibraltar and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

    “Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Gibraltar for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis:

(a)    Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of:

(i)    Consolidated Interest Expense;

(ii)     Consolidated Income Tax Expense;

(iii)     Consolidated Depreciation and Amortization Charges;

(iv)    non-cash expenses, items, losses and charges, including, without limitation (A) non cash items for any management equity plan, supplemental executive retirement plan or stock option plan or other type of compensatory plan for the benefit of officers, directors or employees, (B) non cash restructuring charges or non cash reserves in connection with any Acquisition or Investment permitted hereunder and consummated after the Closing Date, (C) non cash losses (minus any non cash gains) from asset dispositions, (D) non cash losses (minus any non cash gains) with respect to swaps, hedges and other similar agreements and instruments, (E) non cash charges attributable to any post employment benefits offered to former employees, (F) non cash asset impairments (including resulting from any reappraisal, revaluation or write-up or write-down of assets (including inventory), including the mark-to-market of earnouts), (G) non-cash pension expense, (H) non-cash equity-based compensation expenses, (I) the non cash effects of purchase accounting or similar adjustments required or permitted by GAAP, (J) any non-cash cumulative effect of a change in accounting principles during such period to the extent included in consolidated net earnings, (K) non-cash foreign currency translation losses (or minus gains) with respect to intercompany balances and other non-cash performance losses (or minus gains) relating to any foreign currency fluctuations and (L) non cash impairment gains and losses resulting from any reappraisal, revaluation or write up or write down of assets (including the market-to-market of earnouts);

(v)     any Charges (including rationalization, legal, tax, structuring and other Charges) (other than depreciation or amortization expense) related to (in each case to the extent permitted hereunder): any consummated, anticipated, unsuccessful or attempted equity offering, issuance or repurchase, incurrence by any Credit Party of Indebtedness (including an amendment thereto or a refinancing thereof, whether or not successful, and any costs of surety bonds incurred in connection with successful or unsuccessful financing activities), dividend (including the amount of expenses relating to payments made to option holders of any direct or indirect parent of a Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder), investment, acquisition, asset disposition or other disposition, consolidations, restructurings, repayment of Indebtedness or recapitalization or the breakage of any hedging arrangement permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), including such Charges related to (A) the offering, syndication, assignment and administration of the loans under the loan documentation and any other credit facilities (including, and together with Charges of S&P, Moody’s or any other nationally recognized ratings agency) and (B) any refinancing, extension, waiver, forbearance, amendment or other modification of the loan documentation and any other credit facilities (in each case, whether consummated, anticipated, unsuccessful, attempted or otherwise);

(vi)    the sum of the following amounts, but only to the extent that the aggregate amount added-back to net earnings pursuant to this clause (vi) does not exceed twenty percent (20%) of Consolidated EBITDA as calculated pursuant to this definition without reference to this clause (vi):

(A)    any extraordinary, non-recurring or unusual losses, fees, costs, charges or expenses;

(B)    any Charges attributable to or associated with any restructuring (including restructuring charges related to Acquisitions and other Investments permitted hereunder and adjustments to existing reserves), carve out, integration, implementation of new initiatives, business optimization activities, cost savings, cost rationalization programs, operating expense reductions, synergies and/or similar initiatives, retention, recruiting, relocation, rebranding, signing bonuses, such amounts in connection with a single or one-time event (including without limitation, in connection with facility openings, pre-openings, closings, reconfigurations and/or consolidations and/or terminations, reconfigurations and/or consolidations of existing lines of business), research and development, contract termination charges, stock option and other equity-based compensation expenses, any Charges associated with any stock subscription or shareholder agreement or any employee benefit trust, severance costs, modifications to any pension or post-retirement employee benefit plan indemnities and/or any expenses, accruals or reserves (including restructuring costs related to Acquisitions and other Investments permitted hereunder and adjustments to existing reserves), Charges associated with systems design implementation and/or upgrade, software development, project start-up and new operations (including, without limitation, any such charges in connection with entering into a new market), corporate development, any Charges associated with any modification of any pension or post-retirement employee benefit plan, indemnities and expenses, transaction fees and expenses, management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company (including, for the avoidance of doubt, Public Company Costs); and

(C)    at the Borrowers’ election in their sole discretion, “run rate” cost savings, operating expense reductions, other operating changes, improvements, optimizations, initiatives, synergies, and increases in revenues projected by the Borrowers to result from action either taken or expected to be taken in connection with, and within twenty-four (24) months following, (1) any acquisition (including the commencement of activities constituting a business) or material disposition (including the termination or discontinuance of activities constituting a business), in each case of business entities or of properties or assets constituting a division or line of business (including, without limitation, a product line), (2) increased pricing and/or volume and/or other revenue enhancements, (3) any other operational change, improvement, optimization or initiative (including, to the extent applicable, in connection with any restructuring) and/or (4) new projects or new contracts (which, in the case of each of clauses (1), (2), (3) and (4) above, will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such synergies, cost savings, operating expense reductions, other operating changes, improvements, optimizations and initiatives, increased pricing and/or volume and/or other revenue enhancements and new projects and contracts had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; or with respect to actions being taken in connection with acquisitions, dispositions, operational changes, initiatives or such other transactions or occurrences described in this clause which occurred prior to the Closing Date, within twenty-four (24) months of the Closing Date; provided that:

(i)     no cost savings, operating expense reductions, operating improvements and synergies shall be added back pursuant to clause (vi)(C) of the definition of “Consolidated EBITDA” to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Earnings, whether through a pro forma adjustment or otherwise, for such period; and

(ii)     projected (and not yet realized) amounts may no longer be added in calculating clause (vi)(C) of Consolidated EBITDA to the extent occurring more than twenty-four (24) months after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies (except with respect to actions take prior to the Closing Date, in which case, twenty-four (24) months from the Closing Date);

(vii)    any expenses, charges or losses to the extent covered by insurance that are reimbursed or reimbursable (to the extent such amounts are reasonably likely to be recovered within the next twenty-four (24) months) by a third party (with a subtraction for any insurance proceeds received during such period to the extent such proceeds increase Consolidated Net Earnings for such period and were previously added back to Consolidated EBITDA in a prior period), and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Acquisition, Investment or any sale, conveyance, transfer or other disposition of assets prior to the Closing Date or permitted hereunder;

(viii)    any expenses incurred to settle or adjust claims and collect business interruption, liability or casualty insurance proceeds with respect to business interruption, liability or casualty events that are covered by insurance (to the extent actually received);

(ix)    (A) the amount of management, advisory, monitoring, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and similar fees and expenses and related indemnities and expenses paid or accrued to direct or indirect equity holders of the Credit Parties (and each of their Affiliates) and payments for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, to the extent such payments are permitted hereunder, and (B) directors’ fees and expenses paid or accrued by any Credit Party or its subsidiaries or, to the extent paid or accrued with respect to services that relate directly to such Credit Party or its subsidiaries and paid for with amounts distributed by such Credit Party and its subsidiaries, of any direct or indirect parent thereof, to the extent such payments are permitted hereunder;

(x)    earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; and

(xi)    (A) any net loss from disposed, abandoned, closed or discontinued operations (including operations designated as held for sale) (and any costs and expenses related to such disposal or discontinuation) and (B) losses, charges and expenses attributable to any sale of property (other than accounts and inventory (as defined in the applicable Uniform Commercial Code) out of the ordinary course of business by such person or entity.

Notwithstanding the foregoing, for the purposes of calculating Consolidated EBITDA for any period, if at any time during such period, the Borrowers or any of their respective Subsidiaries shall have made an Acquisition (or Asset Disposition), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto (including pro forma adjustments with respect to non-recurring expenses incurred prior to such Acquisition by the target entity of such Acquisition to the extent such expenses are factually supportable), as if any such Acquisition (or Asset Disposition) or adjustment occurred on the first day of such period, in each case to be mutually and reasonably agreed upon by Gibraltar and the Administrative Agent.

    “Consolidated Funded Indebtedness” means, at any date, (a) the aggregate principal amount of all funded Indebtedness for borrowed money, (b) all purchase money obligations

(excluding Capitalized Lease Obligations), (c) the principal portion of Capitalized Lease Obligations, (d) letters of credit, bankers’ acceptance, bank guarantees, surety bonds, performance bonds or similar instruments (solely to the extent of any unreimbursed amounts thereunder that are not paid within three (3) Business Days after the same become due and payable), (e) earnouts or other similar contingent obligations to the extent then due and payable, and (f) guarantees and similar obligations in respect of any of the foregoing.

    “Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of Gibraltar (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a Consolidated basis.

    “Consolidated Interest Expense” means, for any period, the interest expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any) of Gibraltar for such period, as determined on a Consolidated basis, with respect to Indebtedness (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements) of Gibraltar, as determined on a Consolidated basis.

    “Consolidated Net Earnings” means, for any period, the net income (loss) of Gibraltar for such period, as determined on a Consolidated basis.

    “Consolidated Net Worth” means, at any date, the stockholders’ equity of Gibraltar, determined as of such date on a Consolidated basis.

“Consolidated Total Assets” means, at any time, all of the assets of Gibraltar, as determined on a Consolidated basis.

    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

    “Control Agreement” means a Deposit Account Control Agreement or a Securities Account Control Agreement.

    “Controlled Group Member” means each Person that is treated as a single employer with a Company under Code Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414(m) or (o) of the Code.

    “Covered Entity” means any of the following:

(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

    “Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a SOFR Loan, the conversion of a Term SOFR Loan to a Daily Simple SOFR Loan, the conversion of a Term SOFR Loan to a Daily Simple SOFR Loan, the continuation by the Lenders of a Term SOFR Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by an Issuing Lender of a Letter of Credit.

    “Credit Party” means a Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

    “Currency” means Dollars or any Alternate Currency.

    “Currency Hedge Agreement” means any currency swap agreement, forward currency purchase agreement, foreign exchange transaction agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

“Daily Simple RFR” means, for any day (an “RFR Day”), a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Daily Simple RFR below by dividing (rounded in accordance with the Administrative Agent’s usual conventions) (a) the applicable Daily Simple RFR set forth below by (b) a number equal to 1.00 minus the RFR Reserve Percentage:

(a)     Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; and

(b)     Yen, TONAR for the day (such day, adjusted as applicable as set forth herein, the “TONAR Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such TONAR is published by the TONAR Administrator on the TONAR Administrator’s Website.

The adjusted Daily Simple RFR rate for each outstanding RFR Loan shall be adjusted automatically as of the effective date of any change in the RFR Reserve Percentage. The Administrative Agent shall give prompt notice to the Administrative Borrower of the adjusted Daily Simple RFR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. If by 5:00 pm (local time for the applicable RFR) on the second (2nd) Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement for the applicable Daily Simple RFR has not been instituted in accordance with the provisions of this Agreement, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on the RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowers.

    “Daily Simple RFR Lookback Days” means, collectively, a SONIA Lookback Day and a TONAR Lookback Day, and each individually is a Daily Simple RFR Lookback Day.

    “Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Administrative Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Administrative Agent based on then prevailing market conventions) prior to (a) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (Eastern time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

    “Daily Simple SOFR Loan” means a Revolving Loan made to the Borrower described in Section 2.2(a) hereof, in each case on which the Borrowers shall pay interest at the Derived Daily Simple SOFR Rate.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, from time to time in effect.

    “Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

    “Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate for Revolving Loans from time to time in effect.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

    “Defaulting Lender” means, subject to Section 12.10(b) hereof, any Lender that (a) has failed to (i) fund all or any portion of its Loans or participations in Letters of Credit required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Administrative Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this subpart (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of subparts (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.10(b) hereof) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swing Line Lender and each Lender.

    “Deposit Account” means a deposit account, as that term is defined in the U.C.C.

    “Deposit Account Control Agreement” means each Deposit Account Control Agreement among a Credit Party, the Administrative Agent and a depository institution, dated prior to, on or after the Closing Date, to be in form and substance reasonably satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

    “Derived Alternate Currency Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Alternate Currency Loans plus the Alternate Currency Rate applicable to the relevant Alternate Currency.

    “Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

    “Derived Daily Simple SOFR Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for SOFR Loans plus Adjusted Daily Simple SOFR.

    “Derived Term SOFR Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for SOFR Loans plus Adjusted Term SOFR for the applicable Interest Period therefor.

    “Designated Hedge Agreement” means any Hedge Agreement (other than a Commodity Hedging Device) to which any Credit Party is a party and as to which a Lender or any of its Affiliates is (or at the time such Hedge Agreement was entered into, was) a counterparty that, pursuant to a written instrument signed by the Administrative Agent, has been designated as a Designated Hedge Agreement (which designation shall not be unreasonably withheld or delayed), so that such Credit Party’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranties of Payment and the Security Documents to the extent such Loan Documents provide guarantees or security for creditors of such Credit Party under Designated Hedge Agreements. Any such Hedge Agreement shall cease to be a Designated Hedge Agreement if its termination date is extended, notional amount increased, or fixed rate payable by a Credit Party increased, without the prior written consent of the Administrative Agent.

    “Designated Hedge Creditor” means each Lender or Affiliate of a Lender (or a Person that was a Lender or an Affiliate of a Lender at the time of entering into the relevant Designated Hedge Agreement) that participates as a counterparty to a Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender (or a Person that was a Lender or an Affiliate of a Lender at the time of entering into the relevant Designated Hedge Agreement).

    “Designated Hedge Document” means (a) each Designated Hedge Agreement to which a Credit Party is now or may hereafter become a party, and (b) each confirmation, transaction statement or other document executed and delivered in connection therewith to which a Credit Party is now or may hereafter become a party.

    “Designated Hedge Obligations” means all obligations and liabilities of one or more Credit Parties under Designated Hedge Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code.

    “Disqualified Institution” means, on any date, (a) any Person designated by the Administrative Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Closing Date, and (b) any other Person that is a direct operating competitor of the Companies, which Person has been designated by the Administrative Borrower as a “Disqualified Institution” by written notice to the Administrative Agent (including by posting such notice to the Platform) not fewer than five (5) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Administrative Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

    “Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

    “Dollar” or the $ sign means lawful currency of the United States.

    “Dollar Equivalent” means (a) with respect to an Alternate Currency Loan or Letter of Credit denominated in an Alternate Currency, the Dollar equivalent of the amount of such Alternate Currency Loan or Letter of Credit denominated in such Alternate Currency, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date two Business Days before the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan or Letter of Credit, and (b) with respect to any other amount, if such amount is denominated in Dollars, then such amount in Dollars and, otherwise the Dollar equivalent of such amount, determined by the Administrative Agent on the basis of its spot rate at approximately 11:00 A.M. (London time) on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant alternate currency with Dollars for delivery on such date; provided that, in calculating the Dollar Equivalent for purposes of determining (i) a Borrower’s obligation to prepay Loans and Letters of Credit pursuant to Section 2.11(a) hereof, or (ii) a Borrower’s ability to request additional Loans or Letters of Credit pursuant to the Commitment, the Administrative Agent may, in its discretion, on any Business Day selected by the Administrative Agent (prior to payment in full of the Obligations), calculate the Dollar Equivalent of each Loan or Letter of Credit. The Administrative Agent shall notify the Administrative Borrower of the Dollar Equivalent of such Alternate Currency Loan or Letter of Credit or any other amount, at the time that such Dollar Equivalent shall have been determined.

    “Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

    “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

    “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

    “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

    “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) hereof (subject to such consents, if any, as may be required under Section 12.9(b)(iii) hereof).

    “Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the Release of any materials into the environment, including those related to Hazardous Substances, air emissions, discharges to waste or public systems and health and safety matters.

    “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

    “Equipment” means equipment, as that term is defined in the U.C.C.

    “Equity Interests” means (a) all of the issued and outstanding shares of all classes of capital stock of any corporation at any time directly owned by any Credit Party and the certificates representing such capital stock, (b) all of the membership interests in a limited liability company at any time owned or held by any Credit Party, and (c) all of the equity interests in any other form of organization at any time owned or held by any Credit Party.

    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

    “ERISA Event” means (a) the imposition of a material excise tax or any other material penalty on a Company with respect to a Pension Plan or the imposition of a Lien on the assets of a Company with respect to a Pension Plan; (b) the application by a Company or a Controlled Group Member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or the determination that any Pension Plan is in at-risk status (within the meaning of Code Section 430 or ERISA Section 303); (c) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is not waived and is required to be provided to the PBGC; (d) the receipt by a Company of a notice or demand from a Multiemployer Plan stating that (i) a withdrawal by a Company or a Controlled Group Member from a Multiemployer Plan has resulted in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively), or (ii) a Multiemployer Plan is (A) insolvent (within the meaning of Title IV of ERISA), or (B) in endangered or critical status (within the meaning of Code Section 432 or ERISA Section 305) and any Company has an obligation for additional or increased contributions or other material liability as a result of such endangered or critical status; (e) the incurrence by a Company of any liability pursuant to ERISA Section 4063 or 4064 or under ERISA Section 4062(e), including on account of a Controlled Group Member; (f) the revocation by the Internal Revenue Service of the tax-qualified status of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501; and (g) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, the filing of a notice of intent to terminate a Pension Plan by a Company or a Controlled Group Member (other than in the ordinary course of business in connection with an Acquisition) or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA.

    “ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Company sponsors, maintains, contributes to, has an obligation to contribute to, or has any material liability (other than a Multiemployer Plan).

“Erroneous Payment Subrogation Rights” means that term as defined in Section 10.18(d) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor entity), as in effect from time to time.

“EURIBOR” means, in relation to any Loan denominated in Euro and for the relevant Interest Period, the percentage rate per annum determined by the Banking Federation of the European Union for the duration of the applicable Interest Period denominated in Euro, as published by Bloomberg (or another commercially available source providing quotations of EURIBOR as designated by the Administrative Agent from time to time) at or about 12:00 noon (Brussels time) on the date which is two (2) Business Days prior to the commencement of such Interest Period for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such EURIBOR period (and, if any such rate is less than the Floor, EURIBOR shall be deemed to be the Floor). In the event that such rate is not available at such time for any reason, then “EURIBOR” for such Interest Period shall be the Interpolated Rate.

“EURIBOR Loan” means each Loan that bears interest at a rate determined by reference to EURIBOR.

    “Euros” means the single currency of participating member states of the European Union.

    “Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” means (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary of a Borrower (that is not a Borrower) that that has no material assets other than equity interests of one or more non-U.S. Subsidiaries that are CFCs and for which such Domestic Subsidiary does not guarantee any material indebtedness of any U.S. Person, (iii) any Domestic Subsidiary of a Borrower that is a Subsidiary of a CFC, to the extent such Domestic Subsidiary does not guarantee any material indebtedness of any U.S. Person, (iv) any Subsidiary acquired after the Closing Date that is prohibited or restricted by applicable Law from providing a guaranty or if such guaranty would require governmental (including regulatory) or consent, approval, license or authorization (unless obtained), (v) any Subsidiary if, and only for so long as, the guarantee of the obligations by such Subsidiary is prohibited under any binding contractual obligation with any Person other than a Company existing on the Closing Date or, if later, the date such Subsidiary is acquired (so long as such contractual obligation is not incurred in contemplation of such acquisition), in each case so long as the Administrative Agent shall have received a certification from an authorized officer of Gibraltar as to the existence of such contractual obligation, (vi) any special purpose vehicle (or similar entity), (vii) any not-for-profit Subsidiary, (viii) any Immaterial Subsidiary, or (ix) any Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrowers, the burden or cost (including any material negative tax implications) of providing the guaranty will outweigh the benefits to be obtained by the Lenders therefrom.

    “Excluded Swap Obligations” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Credit Party and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties), at the time such guarantee or grant of security interest of such Credit Party becomes, or would become, effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is, or becomes, illegal.

    “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Administrative Borrower under Section 3.6 or 12.3(c) hereof) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(e) hereof and (d) any U.S. federal withholding Taxes imposed under FATCA.

    “Existing Letter of Credit” means that term as defined in Section 2.2(b)(vii) hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

    “Federal Funds Effective Rate” means, for any day, the rate per annum (rounded in accordance with the Administrative Agent’s customary practices) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, senior vice president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Administrative Borrower.

    “Fixed Rate Loan” means a Term SOFR Loan, a EURIBOR Loan, or a Canadian Fixed Rate Loan.

“Flood Insurance Laws” means, collectively (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto, and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Floor” means a rate of interest equal to zero percent (0%) per annum.

    “Foreign Benefit Plan” means each material plan, fund, program or policy maintained or contributed to by a Company that is established under the Law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, but excluding any Foreign Pension Plan and any benefit plans, funds, programs, or policies that are sponsored by any Governmental Authority.

    “Foreign Lender” means a Lender that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.

    “Foreign Pension Plan” means a pension plan that is maintained by a Company that is required to be registered under the Law of a jurisdiction other than the United States (or a state or local government thereof), but excluding any pension plan that is sponsored by any Governmental Authority.

    “Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

    “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s outstanding Letter of Credit Exposure (to the extent of such Defaulting Lender’s Applicable Commitment Percentage of the Revolving Credit Commitment) with respect to Letters of Credit issued by the Issuing Lender, other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s outstanding Swing Line Exposure (to the extent of such Defaulting Lender’s Applicable Commitment Percentage of the Revolving Credit Commitment), other than Swing Line Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

    “GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a consistent basis.

    “General Intangibles” means general intangibles, as that term is defined in the U.C.C.

    “Gibraltar” means that term as defined in the first paragraph hereof.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

    “Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

    “Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, and any other Subsidiary that shall execute and deliver a Guaranty of Payment (or Guaranty of Payment Joinder) to the Administrative Agent subsequent to the Closing Date.

    “Guaranty of Payment” means each Guaranty of Payment executed and delivered in connection with this Agreement by one or more Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

    “Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

    “GSCNY” means that term as defined in the first paragraph hereof.

    “Hazardous Substance” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedge Agreement” means any Interest Rate Hedge Agreement, Currency Hedge Agreement or Commodity Hedging Device.

    “Immaterial Deposit Account” means a Deposit Account maintained by a Credit Party that, at all times, has a balance of less than Two Million Dollars ($2,000,000); provided that the Immaterial Deposit Accounts of all Credit Parties shall not, at any time, aggregate in excess of Eight Million Dollars ($8,000,000).

“Immaterial Subsidiary” shall mean a Subsidiary (other than a Borrower) which, as of the most recently ended measurement period, (i) contributed two and one-half percent (2.5%) or less of Consolidated EBITDA for such period or (ii) contributed two and one-half percent (2.5%) or less of Consolidated Total Assets; provided that, if, as of the most recently ended measurement period, the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds five percent (5%) of Consolidated EBITDA or Consolidated Total Assets, respectively, for any such period, the Administrative Borrower shall designate sufficient subsidiaries to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement and the Loan Documents; provided, further, that the Administrative Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations and requirements set forth in this definition.

    “Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and accrued expenses and deferred taxes incurred and paid in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all Synthetic Leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

    “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in the foregoing subpart (a), Other Taxes.

    “Intellectual Property Security Agreement” means each Intellectual Property Security Agreement executed and delivered by a Borrower or Guarantor of Payment, wherein such Borrower or Guarantor of Payment, as the case may be, has granted to the Administrative Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by such Borrower or Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

    “Interest Adjustment Date” means the last day of each Interest Period.

“Interest Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of Gibraltar, on a Consolidated basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Payment Date” means (a) as to any Base Rate Loan, Daily Simple SOFR Loan or RFR Loan, each Regularly Scheduled Payment Date and the last day of the Commitment Period, (b) with respect to any Fixed Rate Loan, the last day of each Interest Period therefor (provided that, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period), and the last day of the Commitment Period, and (c) with respect to any Swing Loan, the day that such Loan is required to be repaid.

    “Interest Period” means, with respect to each Fixed Rate Loan, a period of one (1) month, three (3) months or, if available, six (6) months; provided that (a) the initial Interest Period for any Term SOFR Loan shall commence on the date of such Term SOFR Loan (the date of a conversion or continuation shall be the date of such conversion or continuation) and each Interest Period occurring thereafter in respect of such Term SOFR Loan shall commence on the day on which the next proceeding Interest Period expires; (b) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (d) no Interest Period for any Fixed Rate Loan may be selected that would end after the last day of the Commitment Period; (e) each EURIBOR Loan and Canadian Fixed Rate Loan must be repaid on the last day of the Interest Period applicable thereto; and (f) if, upon the expiration of any Interest Period, the Borrowers have failed to (or may not) elect a new Interest Period to be applicable to the respective a Term SOFR Loan as provided above, the Borrowers shall be deemed to have elected to convert such Loan to a Base Rate Loan effective as of the expiration date of such current Interest Period.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service.

“Interpolated Rate” means, at any time, with respect to any Euribor Loan for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available for the applicable Currency) that is shorter than the Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable Currency) that exceeds the Interest Period, in each case, at approximately 11:00 a.m. (Brussels time) two Business Days prior to the commencement of such Interest Period.

    “Interest Rate Hedge Agreement” means any hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company.

    “Inventory” means inventory, as that term is defined in the U.C.C.

    “Investment” means that term as defined in Section 5.11 hereof.

    “Investment Property” means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

    “Issuing Lender” means, (a) as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent either shall be unable to issue or the Administrative Agent shall agree that another Revolving Lender may issue, a Letter of Credit, such other Revolving Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders hereunder, with such other Lender being an Additional Issuing Lender, or (b) as to any Existing Letter of Credit, the Lender that issued such Existing Letter of Credit.

    “Judgment Amount” means that term as defined in Section 12.22(b) hereof.

    “Judgment Currency” means that term as defined in Section 12.22(a) hereof.

    “KeyBank” means KeyBank National Association, and its successors and assigns.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

    “Lender” means that term as defined in the first paragraph hereof and, as the context requires, shall include the Issuing Lenders and the Swing Line Lender.

    “Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by an Issuing Lender for the account of a Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) one year after the last day of the Commitment Period.

    “Letter of Credit Commitment” means the commitment of the Administrative Agent, as an Issuing Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Fifty Million Dollars ($50,000,000).

    “Letter of Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate amount of the draws made on Letters of Credit that have not been reimbursed by the Borrowers or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

    “Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the undrawn amount of such Letter of Credit, multiplied by (b) the Applicable Margin for SOFR Loans in effect on such day divided by three hundred sixty (360).

“Leverage Ratio Step-Up Period” means a four consecutive fiscal quarter period of the Borrowers that meets the following criteria: (a) a Material Acquisition Event shall have occurred during the first fiscal quarter of such period, and (b) on or prior to the last day of the first fiscal quarter of such period, the Administrative Borrower shall have requested that such period be designated a “Leverage Ratio Step-Up Period” pursuant to a written request to the Administrative Agent (and the Administrative Agent shall notify the Lenders of such a request promptly after receipt thereof from the Administrative Borrower); provided that (i) the designation of a Leverage Ratio Step-Up Period shall be available to the Borrowers only after the Administrative Agent and the Lenders shall have received, with respect to each Acquisition that is a part of such Material Acquisition Event, (A) the historical financial statements of the target entity of such Acquisition, and (B) pro forma financial statements of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after (assuming implementation of the Leverage Ratio Step-Up Period) giving effect to such Acquisition, and (ii) the Borrowers shall request no more than three such Leverage Ratio Step-Up Periods during the Commitment Period.

    “Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than Operating Leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset, and the filing of, or agreement to give, any financing statement perfecting a security interest or providing a notice filing (other than a notice filing with respect to a bailment, a consignment or an operating lease) of a lien or security interest under the law of any jurisdiction.

“Limited Condition Transaction” shall mean any Acquisition of any assets, business or person permitted under this Agreement by Gibraltar or one or more of its Subsidiaries (and including, without limitation, any such transaction that is subject to a letter of intent or purchase agreement), including, without limitation, by way of merger or amalgamation, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, and which is designated as a Limited Condition Transaction by Gibraltar in writing to the Administrative Agent.

    “Loan” means a Revolving Loan or a Swing Loan, or, if applicable, any other loan made pursuant to an Additional Term Loan Facility.

    “Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, each Security Document, the Administrative Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

    “Loss” means that term as defined in Section 12.20(b) hereof.

“Material Acquisition Event” means any time when any Company consummates an Acquisition the Consideration for which is greater than or equal to Fifty Million Dollars ($50,000,000).

    “Material Adverse Effect” means any or all of the following: (a) any material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Borrowers, or of Gibraltar and its Subsidiaries taken as a whole; (b) any material adverse effect on the ability of a Borrower, or of the Borrowers and the other Credit Parties taken as a whole, to perform its obligations under any of the Loan Documents to which it is a party; (c) any material adverse effect on the ability of Gibraltar and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (d) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party.

    “Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise categorized consistent with the provisions of Section 1.2(c), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies (other than Immaterial Subsidiaries) equal to or in excess of the greater of (a) Twenty Million Dollars ($20,000,000), and (b) twelve and one-half percent (12.50%) of Consolidated EBITDA for the most recently ended test period at any one time.

    “Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.9(a) hereof, (b) increases pursuant to Section 2.9(b) hereof and (c) assignments of interests pursuant to Section 12.9 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of an Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share thereof).

    “Maximum Rate” means that term as defined in Section 2.3(d) hereof.

    “Maximum Revolving Amount” means Four Hundred Million Dollars ($400,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

    “Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred five percent (105%) of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time.

    “Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

    “Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the requirements of Subtitle E of Title IV of ERISA to which a Company contributes, has any obligation to contribute, or has incurred a material liability.

“Non-Consenting Lender” means that term as defined in Section 12.3(c) hereof.

    “Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

    “Note” means a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

    “Notice of Loan” means a Notice of Loan in the form of the attached Exhibit C.

    “Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by one or more Credit Parties to the Administrative Agent, the Swing Line Lender, any Issuing Lender, or any Lender pursuant to this Agreement and the other Loan Documents (including any Erroneous Payment Subrogation Rights), and includes the principal of and interest on all Loans and all obligations of the Borrowers or any other Credit Party pursuant to Letters of Credit, including without limitation all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding with respect to a Borrower, whether or not such interest or expenses are allowed as a claim in such proceeding; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with the Letters of Credit; (e)

every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

    “OFAC” means that term as defined in Section 6.3(d) hereof.

    “Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP (consistent with the provisions of Section 1.2(c) hereof), are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.

    “Original Currency” means that term as defined in Section 12.22(a) hereof.

    “Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

    “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6 hereof).

    “Participant” means that term as defined in Section 12.9 hereof.

“Participant Register” means that term as described in Section 12.9 hereof.

    “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Payment Recipient” means that term as defined in Section 10.18(a) hereof.

    “PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

    “Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)) and that is subject to Title IV of ERISA and Section 412 of the Code.

    “Performance Guaranty” means a performance guaranty entered into in the ordinary course of business and upon terms typical in the industry of the Borrowers; provided that Performance Guaranties shall not include guaranties of Indebtedness.

    “Permitted Foreign Subsidiary Loans, Guaranties and Investments” means:

    (a)    the Investments by Gibraltar or a Domestic Subsidiary in a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

    (b)    the loans by Gibraltar or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 hereto;

    (c)     any Investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, a Company;

    (d)    loans by a Company to, Investments by a Company in, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary, so long as all such loans, Investments and Letters of Credit by all Companies to (or for the benefit of) all Foreign Subsidiaries do not exceed the aggregate (excluding any amounts set forth in Schedule 5.11 hereto) amount of the greater of (i) Forty-Five Million Dollars ($45,000,000), and (ii) three and one-half percent (3.50%) of Consolidated Total Assets at any time outstanding; and

    (e)    guaranties by a Company of Indebtedness of a Foreign Subsidiary, not otherwise permitted under this definition, so long as all such guaranties by all Companies for all Foreign Subsidiaries does not exceed the greater of (i) Thirteen Million Dollars ($13,000,000), and (ii) one percent (1.0%) of Consolidated Total Assets at any time outstanding.

    “Permitted Investment” means an Investment of a Company in the stock (or other debt or equity instruments) of a Person or any other Investment, so long as the aggregate amount of all such Investments of all Companies does not exceed, for any fiscal year of Gibraltar, an aggregate amount of the greater of (a) Ninety-Seven Million Dollars ($97,000,000), or (b) seven and one-half percent (7.5%) of Consolidated Total Assets.

    “Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

    “Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system selected by the Administrative Agent.

    “Pledge and Security Agreement” means the Pledge and Security Agreement, executed and delivered by each Credit Party in favor of the Administrative Agent, for the benefit of the Lenders, as the same may from time to time be amended, restated or otherwise modified.

    “Pledge and Security Agreement Joinder” means each Pledge and Security Agreement Joinder, executed and delivered by a Credit Party for the purpose of adding such Credit Party as a party to a previously executed Pledge and Security Agreement.

    “Pledged Entity” means the issuer of any Pledged Securities.

    “Pledged Notes” means the promissory notes payable to a Credit Party, as described on Schedule 7.3 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to one or more Credit Parties.

    “Pledged Securities” means all of the Equity Interests of a Subsidiary of a Credit Party (other than Subsidiaries of a CFC), whether now owned or hereafter acquired, and all of such Credit Party’s other rights, title and interests in, or in any way related to, each Pledged Entity to which any of such Equity Interests relate, and all proceeds thereof; provided that Pledged Securities shall exclude shares of voting capital stock or other voting equity interests in any Foreign Subsidiary that is either (i) not a first-tier Foreign Subsidiary, (ii) a CFC in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such Foreign Subsidiary, or (iii) a Subsidiary described in clause (ii) of the definition of Excluded Subsidiary in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such Subsidiary. (Schedule 3 hereto lists, as of the Closing Date, all of the Pledged Securities.)

    “Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

    “Proceeds” means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of the Administrative Agent and the Lenders to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of the Administrative Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the Collateral.

    “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean any costs, fees and expenses associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs, fees and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act (as applicable to companies with equity or debt securities held by the public), the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursements, Charges relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

    “Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, or (c) the Issuing Lender.

    “Recovery Event” means, with respect to any property, (a) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (b) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage, (c) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (d) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.

    “Register” means that term as described in Section 12.9(c) hereof.

    “Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.

    “Related Expenses” means any and all reasonable and documented out-of-pocket costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by the Administrative Agent, or imposed upon or asserted against the Administrative Agent or any Lender, in any attempt by the Administrative Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Secured Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

    “Related Writing” means each Loan Document and any other financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to the Administrative Agent or the Lenders pursuant to or otherwise in connection with this Agreement; provided that no Bank Product Agreement or Hedge Agreement shall constitute a Related Writing hereunder.

    “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into the environment.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of denominated in any Alternate Currency, (i) the central bank for the Currency in which such Loans are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Loans are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Reportable Event” means a reportable event as that term is defined in Section 4043(c) of ERISA, except such events for which the notice period is waived.

“Required Lenders” means the holders of at least fifty-one percent (51%), based upon each Lender’s Commitment Percentage, of an amount (the “Total Amount”) equal to (a) during the Commitment Period, the Total Commitment Amount, or (b) after the Commitment Period, the Revolving Credit Exposure; provided that (i) the portion of the Total Amount held or deemed to be held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two or more Lenders (that are not Defaulting Lenders), Required Lenders shall constitute at least two Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

    “Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) the exercise by any Company of any right of defeasance or covenant defeasance or similar right with respect to any Subordinated Indebtedness.

    “Revolving Credit Availability” means, at any time, the amount equal to the Revolving Credit Commitment minus the Revolving Credit Exposure.

    “Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans, (b) the Issuing Lenders to issue and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Maximum Revolving Amount.

    “Revolving Credit Exposure” means, at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

    “Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4(a) hereof.

    “Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Revolving Credit Commitment pursuant to Section 2.9(b), 3.6 or 12.9 hereof.

    “Revolving Loan” means a loan made to the Borrowers by the Revolving Lenders in accordance with Section 2.2(a) hereof.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, SONIA, and (b) Yen, TONAR.

“RFR Adjustment” means with respect to RFR Loans, the adjustment set forth in the table below corresponding to such Alternate Currency:

Currency	Adjustment to Daily Simple RFR
Sterling	0.0326%
Yen	(0.02923%)

“RFR Administrator” means the SONIA Administrator or the TONAR Administrator, as applicable.

“RFR Administrator’s Website” means the SONIA Administrator’s Website or the TONAR Administrator’s Website, as applicable.

“RFR Business Day” means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Sterling, a day on which banks are open for general business in London, and (ii) Yen, a day on which banks are open for general business in Japan.

“RFR Currency” means each of Sterling and Yen.

“RFR Loan” means a Loan that bears interest at a rate based on a Daily Simple RFR.

“RFR Reserve Percentage” means as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to RFR Loans.

    “Sanctioned Country” means, at any time, a country or territory (a) which is itself the subject or target of any Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Crimea, Cuba, Iran, North Korea and Syria).

    “Sale-Leaseback Transaction” means any arrangement providing for the leasing by any Company of any real or tangible personal property, which property has been or is to be sold or transferred by such Company to a third party in contemplation of such leasing.

    “Sanctions” means any sanctions administered or enforced from time to time by (a) the United States government, including those administered by the United States Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authorities.

    “SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

    “Secured Obligations” means, collectively, (a) the Obligations, (b) the Designated Hedge Obligations, and (c) the Bank Product Obligations; provided that Secured Obligations of a Credit Party shall not include Excluded Swap Obligations owing from such Credit Party.

    “Securities Account” means a securities account, as that term is defined in the U.C.C.

    “Securities Account Control Agreement” means each Securities Account Control Agreement among a Credit Party, the Administrative Agent and a Securities Intermediary, dated prior to, on or after the Closing Date, to be in form and substance satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

    “Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

    “Security Documents” means the Pledge and Security Agreement, each Pledge and Security Agreement Joinder, each Intellectual Property Security Agreement, each Collateral Access Agreement, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to the Administrative Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to the Administrative Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Index Adjustment” means a percentage per annum equal to 0.10%

“SOFR Loan” means any Term SOFR Loan and Daily Simple SOFR Loan.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Transaction Representations” means the representations made by or with respect to the target and its subsidiaries in the agreement governing a Limited Condition Transaction as are material to the interests of the Lenders (but only to the extent that the applicable purchaser or any of its Affiliates has the right to decline to consummate the Limited Condition Transaction or to terminate its obligations under the applicable acquisition agreement as a result of a breach or inaccuracy of such representations in the applicable acquisition agreement (or similar agreement)).

“Specified Representations” means the representations and warranties of the Credit Parties set forth in Sections 6.1 (solely with respect to the first sentence thereof), Section 6.2, Section 6.3, Section 6.6, Section 6.13, Section 6.15 and Section 6.21 hereof.

    “Standard & Poor’s” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

    “Sterling” means the lawful currency of the United Kingdom.

    “Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Administrative Agent) in favor of the prior payment in full of the Obligations.

    “Subsidiary” means, with respect to any Person, (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership, limited liability company or unlimited liability company of which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person. Unless otherwise specified, references to Subsidiary shall mean a Subsidiary of Gibraltar.

    “Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to the Administrative Agent and the appropriate Issuing Lender, issued by an issuer satisfactory to the Administrative Agent and such Issuing Lender.

    “Swap Obligations” means, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

    “Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to the Borrowers, on a discretionary basis, up to the aggregate amount at any time outstanding of Twenty Million Dollars ($20,000,000).

    “Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

    “Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment.

    “Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B, executed and delivered pursuant to Section 2.5(b) hereof.

    “Swing Loan” means a loan that shall be denominated in Dollars made to the Borrowers by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

    “Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) fifteen (15) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

    “Synthetic Lease” means any lease (a) that is accounted for by the lessee as an Operating Lease, and (b) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

    “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (US Eastern time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above.

“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Revolving Loan made to the Borrower described in Section 2.2(a) hereof, in each case on which the Borrower shall pay interest at the Derived Term SOFR Rate.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“TONAR” means a rate equal to the Tokyo Overnight Average Rate as administered by the TONAR Administrator.

“TONAR Administrator” means the Bank of Japan (or any successor administrator of the Tokyo Overnight Average Rate).

“TONAR Administrator’s Website” means the Bank of Japan’s website, currently at http://www.boj.or.jp, or any successor source for the Tokyo Overnight Average Rate identified as such by the TONAR Administrator from time to time.

    “Total Commitment Amount” means the principal amount of Four Hundred Million Dollars ($400,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9 (a) hereof; provided that, for the purposes of determining the Total Commitment Amount, the Administrative Agent may, in its discretion, calculate the Dollar Equivalent of any Alternate Currency Loan on any Business Day selected by the Administrative Agent.

“Total Net Leverage Ratio” means, as determined on a Consolidated basis, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness (as of the end of the most recently completed fiscal quarter of Gibraltar), minus (ii) unencumbered and unrestricted (except as to any Lien of the Administrative Agent, for the benefit of the Lenders) cash and Cash Equivalents of the Credit Parties held at financial institutions in the United States, in an aggregate amount not to exceed Seventy-Five Million Dollars ($75,000,000); to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Gibraltar).

    “Trade Date” means that term as defined in Section 12.9(f) hereof.

    “U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “U.C.C.” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

    “U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

    “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

    “United States” or “U.S.” means the United States of America.

    “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

    “U.S. Tax Compliance Certificate” means that term as defined in Section 3.2(e) hereof.

    “Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Withholding Agent” means any Credit Party or the Administrative Agent.

    “Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

    “Yen” means the lawful currency of Japan.

    Section 1.2. Accounting Terms.

    (a)    Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

    (b)    If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) is made with respect to GAAP, or if the Borrowers adopt the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Administrative Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrowers shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.

    (c)    Notwithstanding the foregoing, the definition of Capitalized Lease Obligations and all financial covenants contained herein shall be calculated, and compliance with negative covenants contained herein shall be determined, without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a Capital Lease thereunder where such lease (or arrangement) would have been treated as an Operating Lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification.

    Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined. All references to the knowledge of any Company or facts known by any Company shall mean actual knowledge of any Financial Officer of such Company or knowledge that a Financial Officer of a Company would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates. Any Authorized Officer or Financial Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies such certificate or document solely in his or her capacity as an Authorized Officer or Financial Officer, as applicable, on behalf of the applicable Credit Party and not in any individual capacity.

Section 1.4. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.5. Limited Condition Transaction. Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any Total Net Leverage Ratio test) or testing availability under baskets set forth in this Agreement (including baskets subject to Default or Event of Default conditions), (ii) the absence of a Default or an Event of Default, or (iii) a determination as to whether the representations and warranties contained in Article VI hereof or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect), in each case in connection with the consummation of a Limited Condition Transaction, the date of determination shall, at the irrevocable option of the Administrative Borrower, be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) on a pro forma basis; provided, that, notwithstanding the foregoing, in connection with any Limited Condition Transaction: (x) if the proceeds of a Loan are being used to finance a Limited Condition Transaction, (I) the conditions set forth in Section 4.1 shall be satisfied if (1) no Default or Event of Default shall have occurred and be continuing as of the applicable LCT Test Date and (2) no Event of Default pursuant to Section 8.1 or Section 8.11 shall have occurred and be continuing at the time of consummation of such Limited Condition Transaction and (II) the conditions set forth in Section 4.1(d) shall be required to be satisfied at the time of closing of the Limited Condition Transaction and funding of such Loan but shall be limited to the Specified Representations being true and correct in all material respects on such date and the Specified Transaction Representations being true and correct on such date; and (y) such Limited Condition Transaction and the related Indebtedness to be incurred (and any associated Lien) and the use of proceeds thereof (and the consummation of any Acquisition) shall be deemed incurred and/or applied on or following the LCT Test Date until such time as the Indebtedness is actually incurred, the Limited Condition Transaction is consummated or the applicable definitive agreement is terminated or expires without actually consummating the applicable Limited Condition Transaction) for purposes of compliance on a pro forma basis with any subsequent applicable calculation of any financial covenant (other than the testing of any ratio for purposes of compliance with Section 5.7 hereof or the “Applicable Margin”), or the amount or availability of any basket, including baskets measured as a percentage of Consolidated EBITDA. For the avoidance of doubt, if any of such ratios or amounts for which compliance was determined or tested as of the LCT Test Date are thereafter exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA), at or prior to the consummation of the relevant Limited Condition Transaction, such ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Transaction is permitted to be consummated or taken.

Section 1.6. Rates. The interest rate on Loans denominated in Dollars or any Alternate Currency may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any Alternate Currency Rate, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Alternate Currency Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Alternate Currency Rate or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Alternate Currency Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any Alternate Currency Rate. In connection with the use or administration of Daily Simple SOFR, Term SOFR or any Alternate Currency Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Administrative Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR, Term SOFR or any Alternate Currency Rate.

Section 1.7. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation under this Agreement or any other Loan Document is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

    Section 2.1. Amount and Nature of Credit.

    (a)    Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrowers, participate in Swing Loans made by the Swing Line Lender to the Borrowers, and issue or participate in Letters of Credit at the request of the Borrowers, in such aggregate amount as the Borrowers shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

    (b)    Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrowers or the issuance of a Letter of Credit:

    (i)    the Dollar Equivalent of the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

    (ii)    the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

    (c)    The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

    Section 2.2. Revolving Credit Commitment.

    (a)    Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to the Borrowers in such amount or amounts as the Administrative Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure; provided that the Borrowers shall not request any Alternate Currency Loan (and the Lenders shall not be obligated to make an Alternate Currency Loan) if, after giving effect thereto, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount. The Borrowers shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, SOFR Loans or Alternate Currency Loans. With respect to each Alternate Currency Loan, subject to the other provisions of this Agreement, the Borrowers shall receive all of the proceeds of such Alternate Currency Loan in one Alternate Currency and repay such Alternate Currency Loan in the same Alternate Currency. Subject to the provisions of this Agreement, the Borrowers shall be entitled under this Section 2.2(a) to borrow Revolving

Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

    (b)    Letters of Credit.

    (i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, an Issuing Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of a Borrower or a Guarantor of Payment, as the Administrative Borrower may from time to time request. The Administrative Borrower shall not request any Letter of Credit (and the Issuing Lenders shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (C) with respect to a request for a Letter of Credit to be issued in an Alternate Currency, the Alternate Currency Exposure would exceed the Alternate Currency Maximum Amount. The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Commitment Percentage.

    (ii)    Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to the Administrative Agent (and to the applicable Issuing Lender, if such Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit (or such shorter period as may be acceptable to such Issuing Lender). Each such request shall be in a form acceptable to the Administrative Agent (and the applicable Issuing Lender, if such Issuing Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, the Alternate Currency if a Letter of Credit denominated in an Alternate Currency is requested, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Borrowers, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Issuing Lender issuing such Letter of Credit an appropriate application and agreement, being in the standard form of such Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent. The Administrative Agent shall give the applicable Issuing Lender and each Revolving Lender notice of each such request for a Letter of Credit.

    (iii)    Commercial Documentary Letters of Credit Fees. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of a Borrower or a Guarantor of Payment, the Borrowers agree to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender issuing such Letter of Credit, an additional Letter of Credit fee, which shall be paid on the date that such Letter of Credit is issued, amended or renewed, at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender issuing such Letter of Credit, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by such Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

    (iv)    Standby Letters of Credit Fees. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of a Borrower or a Guarantor of Payment, the Borrowers agree to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender issuing such Letter of Credit, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-fourth percent (1/4%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender issuing such Letter of Credit, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by such Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

    (v)    Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, the Borrowers shall reimburse the Issuing Lender that issued such Letter of Credit for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the Borrowers within one Business Day of the date of the drawing of such Letter of Credit, at the sole option of the Administrative Agent (and the applicable Issuing Lender, if such Issuing Lender is a Lender other than the Administrative Agent), the Borrowers shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender that issued such Letter of Credit, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrowers irrevocably authorize and instruct the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(v) to reimburse, in full (other than such Issuing Lender’s pro rata share of such borrowing), such Issuing Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrowers hereunder. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

    (vi)    Participation in Letters of Credit. If, for any reason, the Administrative Agent (and the applicable Issuing Lender if such Issuing Lender is a Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, or if the amount not reimbursed is a Letter of Credit drawn in an Alternate Currency, the Administrative Agent (and such Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due (or the Dollar Equivalent with respect to a Letter of Credit in an Alternate Currency) with respect to such Letter of Credit, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or electronic communication, in each case confirmed by telephone, or by telephone confirmed in writing). Upon such notice, but without further action, such Issuing Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from such Issuing Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of such Issuing Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrowers pursuant to this Section 2.2(b)(vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2(b)(vi) by wire transfer of immediately available funds (in Dollars, and in the case of a Letter of Credit issued and drawn in an Alternate Currency, the Dollar Equivalent for amounts drawn in such Alternate Currency), in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans. Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vii) below.

    (vii)    Existing Letters of Credit.     Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date (each, an “Existing Letter of Credit”). Each Existing Letter of Credit was issued by an Issuing Lender as a “Letter of Credit” under one of the prior financing agreements entered into among the Borrowers, the Administrative Agent and the lenders party thereto, and constitutes a “Letter of Credit” for all purposes under this Agreement.

    (viii)    Auto-Renewal Letters of Credit. If the Administrative Borrower so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit the Administrative Agent (or the applicable Issuing Lender if such Issuing Lender is a Lender other than the Administrative Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Letter of Credit. Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require)

the Administrative Agent (and such Issuing Lender) to permit at any time the renewal of such Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.

    (ix)    Letters of Credit Outstanding Beyond the Commitment Period. If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, the Borrowers shall deposit with the Administrative Agent, for the benefit of the Issuing Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties. The cash shall be deposited in an escrow account at a financial institution designated by the applicable Issuing Lender. Such Issuing Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse such Issuing Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit. The Borrowers shall also execute such documentation as the Administrative Agent or the applicable Issuing Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to the Administrative Borrower.

    (c)    Swing Loans.

    (i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to the Borrowers in such amount or amounts as the Administrative Borrower, through an Authorized Officer, may from time to time request and to which the Swing Line Lender may agree; provided that the Administrative Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall be made in Dollars.

    (ii)    Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to the Administrative Borrower and the Revolving Lenders, the Borrowers agree that the Swing Line Lender shall have the right, in its sole discretion, to require that the then outstanding Swing Loans be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the Borrowers hereunder. Upon receipt of such notice by the Administrative Borrower and the Revolving Lenders, the Borrowers shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of such Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Revolving Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Revolving Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the

Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrowers irrevocably authorize and instruct the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan.

    (iii)    Participation in Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of the Administrative Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), the Administrative Agent shall have the right to request that each Revolving Lender fund a participation in such Swing Loan, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or electronic communication, in each case confirmed by telephone, or by telephone confirmed in writing). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Loan (determined in accordance with such Revolving Lender’s Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Revolving Lender.

    Section 2.3. Interest.

    (a)    Revolving Loans. The outstanding principal amount of each Revolving Loan shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Derived Base Rate, (ii) during such periods as such Revolving Loan is a Term SOFR Loan, the Derived Term SOFR Rate, (iii) during such periods as such Revolving Loan is a Daily Simple SOFR Loan, the Derived Daily Simple SOFR Rate, or (iv) during such periods as such Revolving Loan is an Alternate Currency Loan, the Derived Alternate Currency Rate for the applicable Alternate Currency.

    (b)    Swing Loans. The Borrowers shall pay interest to the Administrative Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have funded a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate for Revolving Loans from time to time in effect. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

    (c)    Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Administrative Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrowers hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 8.1 or 8.11 hereof, the applicable Default Rate shall apply without any election or action on the part of the Administrative Agent or any Lender.

    (d)    Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Administrative Borrower for distribution to the Borrowers, as appropriate. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

    (e)    Accrual and Payment of Interest. The Borrowers shall pay interest on the unpaid principal amount of each Loan outstanding from time to time from the date thereof until paid: (i) in respect of each Base Rate Loan, SOFR Loan and Alternate Currency Loan, on each Interest Payment Date applicable thereto and in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such SOFR Loan shall be payable on the effective date of such conversion; and (ii) in respect of all Loans, at maturity (whether by acceleration or otherwise).

    Section 2.4. Evidence of Indebtedness.

    (a)    Revolving Loans. Upon the request of a Revolving Lender, to evidence the obligation of the Borrowers to repay the Revolving Loans made by such Revolving Lender and to pay interest thereon, the Borrowers shall execute a Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Commitment Percentage of the Maximum Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Revolving Credit Note shall in no way detract from the Borrowers’ obligations to such Revolving Lender hereunder.

    (b)    Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of the Borrowers to repay the Swing Loans and to pay interest thereon, the Borrowers shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from the Borrowers’ obligations to the Swing Line Lender hereunder.

    Section 2.5. Notice of Loans and Credit Events; Funding of Loans.

    (a)    Notice of Loans and Credit Events. The Administrative Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a SOFR Loan, (iii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of an Alternate Currency Loan, and (iv) 2:00 P.M. (Eastern time) on the proposed date of borrowing of a Swing Loan (or such later time as agreed to from time to time by the Swing Line Lender). An Authorized Officer of the Administrative Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrowers shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect. The Borrowers shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

    (b)    Funding of Loans. The Administrative Agent shall notify the appropriate Lenders of the date, amount, type of currency and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Revolving Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, or, with respect to an Alternate Currency, in the applicable Alternate Currency, in federal or other immediately available funds, required of it. If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Revolving Lender, the Administrative Agent shall have the right, upon prior notice to the Administrative Borrower, to debit any account of a Credit Party or otherwise receive such amount from the Borrowers, promptly after demand, in the event that such Revolving Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b). The Administrative Agent shall also have the right to receive interest from such Revolving Lender at the Federal Funds Effective Rate in the event that such Revolving Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

    (c)    Conversion and Continuation of Loans.

    (i)    At the request of the Administrative Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall convert a Base Rate Loan or Daily Simple SOFR Loan to one or more Term SOFR Loans at any time and shall convert a Term SOFR Loan to a Base Rate Loan or a Daily Simple SOFR Loan on any Interest Payment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof. No Alternate Currency Loan may be converted to a Base Rate Loan or SOFR Loan and no Base Rate Loan or SOFR Loan may be converted to an Alternate Currency Loan.

    (ii)    At the request of the Administrative Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall continue one or more Term SOFR Loans as of the end of the applicable Interest Period as a new Term SOFR Loan with a new Interest Period.

    (d)    Minimum Amount for Loans. Each request for:

    (i)    a Fixed Rate Loan or RFR Loan shall be in an amount (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in an amount rounded to the nearest whole number) of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000) (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in an amount rounded to the nearest whole number);

    (ii)    a Base Rate Loan or Daily Simple SOFR Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Million Dollars ($1,000,000); and

    (iii)    a Swing Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), or such lower amount as may be agreed to by the Swing Line Lender.

    (e)    Interest Periods. The Administrative Borrower shall not request that Fixed Rate Loans be outstanding for more than ten (10) different Interest Periods at the same time, or such higher number of Interest Periods as agreed to in writing by the Administrative Agent.

    Section 2.6. Payment on Loans and Other Obligations.

    (a)    Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

    (b)    Payments in Alternate Currency. With respect to any Alternate Currency Loan, all payments (including prepayments) to any Lender of the principal of or interest on such Alternate Currency Loan shall be made in the same Alternate Currency as the original Loan. For clarification, the amount outstanding on any Alternate Currency Loan for purposes of repayment on the last day of the applicable Interest Period shall be measured in the Alternate Currency and not by the Dollar Equivalent of such amount. With respect to any Letter of Credit issued in an Alternate Currency, all payments to the Issuing Lender (and to any Lender that shall have funded its participation in such Letter of Credit) shall be made in Dollars in the Dollar Equivalent (as determined on the date and at the time of drawing of such Letter of Credit) of the amount of such Letter of Credit. All such payments shall be remitted by the Borrowers to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 12.4 hereof (or at such other office or account as designated in writing by the Administrative Agent to the Administrative Borrower), for the account of the Revolving Lenders (or the appropriate Issuing Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in same day funds. Any such payments received by the Administrative Agent after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

    (c)    Payments in Dollars from Borrowers. With respect to (i) any Loan (other than an Alternate Currency Loan), or (ii) any other payment to the Administrative Agent and the Lenders that shall not be covered by subsection (b) above, all such payments (including prepayments) to the Administrative Agent of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrowers under this Agreement, shall be made in Dollars. All payments described in this subsection (c) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 12.4 hereof for the account of the appropriate Lenders (or the appropriate Issuing Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by the Administrative Agent (or such Issuing Lender or the Swing Line Lender) after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

    (d)    Payments to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender issuing such Letter of Credit) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by the Administrative Agent for the account of such Lender. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds. Payments received by the Administrative Agent in any Alternate Currency shall be delivered to the Lenders in such Alternate Currency in same day funds. Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, SOFR Loans, Fixed Rate Loans and Swing Loans, and Letters of Credit, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrowers under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

    (e)    Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Fixed Rate Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

    Section 2.7. Prepayment.

    (a)    Right to Prepay.

    (i)    The Borrowers shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by the Administrative Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty.

    (ii)    The Borrowers shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by the Administrative Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

    (b)    Notice of Prepayment. The Administrative Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a SOFR Loan or Alternate Currency Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

    (c)    Minimum Amount. Each prepayment of a Term SOFR Loan or Alternate Currency Loan shall be in the principal amount of not less than the lesser of One Million Dollars ($1,000,000), or the principal amount of such Loan (or, with respect to an Alternate Currency Loan, the Dollar Equivalent (rounded to a comparable amount) of such amount), or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

    Section 2.8. Commitment and Other Fees.

    (a)    Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee, for each day from the Closing Date through the last day of the Commitment Period, in an amount equal to (i) (A) the Maximum Revolving Amount at the end of such day, minus (B) the Revolving Credit Exposure (exclusive of the Swing Line Exposure) at the end of such day, multiplied by (ii) the Applicable Commitment Fee Rate in effect on such day divided by three hundred sixty (360). The commitment fee shall be payable quarterly in arrears, commencing on December 31, 2022 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

    (b)    Administrative Agent Fee. The Borrowers shall pay to the Administrative Agent, for its sole benefit, the fees set forth in the Administrative Agent Fee Letter.

    (c)    Authorization to Debit Account. Each Credit Party hereby agrees that the Administrative Agent has the right to debit from any Deposit Account of one or more Credit Parties, amounts owing to the Administrative Agent and the Lenders by any Borrower under this Agreement and the Loan Documents for payment of fees, expenses and other amounts incurred or owing in connection therewith.

    Section 2.9. Modifications to Commitment.

    (a)    Optional Reduction of Revolving Credit Commitment. The Administrative Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Maximum Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than five Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000). The Administrative Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Maximum Revolving Amount as so reduced. If the Borrowers reduce in whole the Revolving Credit Commitment, on the effective date of such reduction (the Borrowers having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Administrative Borrower. Any partial reduction in the Maximum Revolving Amount shall be effective during the remainder of the Commitment Period. Upon each decrease of the Maximum Revolving Amount, the Total Commitment Amount shall be decreased by the same amount.

    (b)    Increase in Commitment.

    (i)    At any time during the Commitment Increase Period, the Administrative Borrower may request that the Administrative Agent increase the Total Commitment Amount by (A) increasing the Maximum Revolving Amount, or (B) adding a term loan facility to this Agreement (the “Additional Term Loan Facility”) (which Additional Term Loan Facility shall be subject to subsection (c) below); provided that the aggregate amount of all increases (revolver and term) made pursuant to this subsection (b) shall not exceed Three Hundred Million Dollars ($300,000,000). Each such request for an increase shall be in an amount of at least Twenty-Five Million Dollars ($25,000,000), and may be made by either (1) increasing, for one or more Revolving Lenders, with their prior written consent, their respective Revolving Credit Commitments, (2) adding a new commitment for one or more Lenders, with their prior written consent, with respect to the Additional Term Loan Facility, or (3) including one or more Additional Lenders, each with a new commitment under the Revolving Credit Commitment or the Additional Term Loan Facility, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”).

    (ii)    During the Commitment Increase Period, all of the Lenders agree that the Administrative Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) each Additional Commitment from an Additional Lender, if any, shall be in an amount of at least Five Million Dollars ($5,000,000), (C) the Administrative Agent shall provide to the Administrative Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (D) the Borrowers shall execute and deliver to the Administrative Agent and the applicable Lenders such replacement or additional Notes as shall be required by the Administrative Agent (if Notes have been requested by such Lender or Lenders). The Lenders hereby authorize the Administrative Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

    (iii)    On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among the applicable Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9 (b) (and the Borrowers shall pay to the applicable Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the applicable Lenders would cause a prepayment of one or more Fixed Rate Loans). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to subsection (a) hereof) without the prior written consent of such Lender. The Administrative Borrower shall not request any increase in the Total Commitment Amount pursuant to this subsection (b) if a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such increase, would exist (or, with respect to an Additional Term Loan Facility the proceeds of which are used for a Limited Condition Transaction, no Event Default pursuant to Section 8.1 or 8.11 hereof shall then exist, or, after giving pro forma effect to such Limited Condition Transaction and incurrence of such Additional Term Loan Facility, would exist). At the time of any such increase, at the request of the Administrative Agent, the Credit Parties and the Lenders shall enter into an amendment to evidence such increase and to address related provisions as deemed necessary or appropriate by the Administrative Agent. Upon each increase of the Maximum Revolving Amount or addition of the Additional Term Loan Facility, the Total Commitment Amount shall be increased by the same amount.

    (c)    Additional Term Loan Facility.

    (i)    The Additional Term Loan Facility (A) shall rank pari passu in right of payment with the Revolving Loans, (B) shall be fully secured on a pari passu basis with the Revolving Loans, (C) shall not mature earlier than the last day of the Commitment Period (but may have amortization prior to such date), (D) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans, including, without limitation, with respect to covenants, representations and warranties, events of default and other applicable terms and conditions, (E) shall be subject to customary mandatory prepayments, including, but limited to those in connection with assets sales, casualty occurrences and in connection with the incurrence of indebtedness, and (F) shall be subject to interest rates as determined by the Borrowers and the Lenders thereunder at the time of the exercise of such Additional Term Loan Facility.

    (ii)    The Additional Term Loan Facility may be added hereunder pursuant to an amendment or restatement (the “Additional Term Loan Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender providing a commitment with respect to the Additional Term Loan Facility, each Additional Lender providing a commitment with respect to the Additional Term Loan Facility, and the Administrative Agent. Notwithstanding anything herein to the contrary, the Additional Term Loan Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of Section 2.9(b) and (c) hereof (including, without limitation, amendments to the definitions in this Agreement and Section 9.9 hereof for the purpose of treating such Additional Term Loan Facility pari passu with the other Loans).

    Section 2.10. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

    Section 2.11. Mandatory Payments.

    (a)    Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrowers shall, as promptly as practicable, but in no event later than the next Business Day after receipt of notice, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

    (b)    Swing Line Exposure. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, the Borrowers shall, as promptly as practicable, but in no event later than the next Business Day after receipt of notice, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c)    Application of Mandatory Payments. Unless otherwise designated by the Administrative Borrower, each prepayment pursuant to Section 2.11 hereof shall be applied in the following order (i) first, on a pro rata basis for the Lenders, to outstanding Base Rate Loans, (ii) second, on a pro rata basis for the Lenders, to outstanding Daily Simple SOFR Loans, (iii) third, on a pro rata basis for the Lenders, to outstanding Term SOFR Loans, (iv) fourth, to outstanding Alternate Currency Loans (or, at the discretion of the Administrative Agent, to cash collateralize Alternate Currency Loans until the applicable Interest Adjustment Date); provided that, if the outstanding principal amount of any Fixed Rate Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Fixed Rate Loan or Swing Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

    Section 2.12. Liability of Borrowers.

    (a)    Joint and Several Liability. Each Borrower hereby authorizes the Administrative Borrower or any other Borrower to request Loans or Letters of Credit hereunder. Each Borrower acknowledges and agrees that the Administrative Agent and the Lenders are entering into this Agreement at the request of each Borrower and with the understanding that each Borrower is and shall remain fully liable, jointly and severally, for payment in full of the Obligations and any other amount payable under this Agreement and the other Loan Documents. Each Borrower agrees that it is receiving or will receive a direct pecuniary benefit for each Loan made or Letter of Credit issued hereunder.

    (b)    Appointment of Administrative Borrower. Each Credit Party hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for all Credit Parties, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Credit Party that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Credit Party hereby irrevocably appoints and authorizes the Administrative Borrower to (i) provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (ii) take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit, and (iii) exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of the Credit Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Credit Parties in the most efficient and economical manner and at their request, and that neither the Administrative Agent nor any Lender shall incur liability to any Credit Party as a result hereof. Each Credit Party expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Credit Party is dependent on the continued successful performance of the integrated group.

    (c)    Maximum Liability of GSCNY. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, in no event shall the maximum liability of GSCNY exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of GSCNY from other Affiliates of GSCNY) would not render the rights to payment of the Administrative Agent and the Lenders hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

(d)    Swap Obligations Make-Well Provision. Each Borrower that is an “eligible contract participant” as defined in the Commodity Exchange Act hereby jointly and severally, absolutely, unconditionally and irrevocably, undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party in order for such Credit Party to honor its obligations under the Loan Documents in respect of the Swap Obligations. The obligations of each such Borrower under this Section 2.12(d) shall remain in full force and effect until all Secured Obligations are paid in full. The Borrowers intend that this Section 2.12(d) constitute, and this Section 2.12(d) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

    (e)    Waivers of Each Borrower. In the event that any obligation of any Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Credit Party or as an hypothecation of property as security therefor, each Borrower represents and warrants that (i) no representation has been made to such Borrower as to the creditworthiness of such other Credit Party, and (ii) such Borrower has established adequate means of obtaining from such other Credit Party on a continuing basis, financial or other information pertaining to such other Credit Party’s financial condition. Each Borrower expressly waives, except as expressly required under this Agreement, diligence, demand, presentment, protest and notice of every kind and nature whatsoever, consents to the taking by the Administrative Agent and the Lenders of any additional security of another Credit Party for the obligations secured hereby, or the alteration or release in any manner of any security of another Credit Party now or hereafter held in connection with the Obligations, and consents that the Administrative Agent, the Lenders and any other Credit Party may deal with each other in connection with such obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration or changes in time for payment of any such obligations or in the terms or conditions of any security held. The Administrative Agent and the Lenders are hereby expressly given the right, at their option, to proceed in the enforcement of any of the Obligations independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for the Administrative Agent and the Lenders to proceed upon or against or exhaust any other security or remedy before proceeding to enforce their rights against such Borrower. Each Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to the Administrative Agent and the Lenders by any other Credit Party until such time as the Commitment has been terminated and the Secured Obligations have been repaid in full.

    Section 2.13. Cash Collateral.

(a)    Obligation to Cash Collateralize. If at any time that there shall exist a Defaulting Lender, then (i) all or part of the Fronting Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their Commitment Percentages but only to the extent that such additional exposure does not exceed the available non-Defaulting Lender Commitments, and (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 12.10(a)(iv) hereof and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

    (b)    Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Lender, and agree to maintain, a first priority security interest in all Cash Collateral maintained pursuant to Subsection 2.13(a)(ii) above as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure, to be applied pursuant to subsection (c) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Administrative Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

    (c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.13 or Section 12.10 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

    (d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral.

ARTICLE III. INCREASED COSTS; ILLEGALITY; INABILITY TO DETERMINE RATES; TAXES

    Section 3.1. Requirements of Law.

    (a)    If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;

(ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in subparts (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Loan, Letter of Credit, or commitment or other obligation hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the Issuing Lender or the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrowers will pay to such Lender, Issuing

Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

    (b)    If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

    (c)    A certificate of a Lender or Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.1 and delivered to the Administrative Borrower, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

    Section 3.2. Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without set off, counterclaim, deduction or withholding for, and free and clear of any present or future, Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the reasonable discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax (including, without limitation, both United States federal backup withholding and withholding taxes) from any such payment by such Withholding Agent then (i) such Withholding Agent shall withhold or make such deductions in amounts as determined by such Withholding Agent in its reasonable discretion based in part upon the information and documentation it has received pursuant to subsection (e) below, (ii) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable to the applicable Recipient by the applicable Credit Party shall be increased as necessary so that, after any required withholding or the making of all required deductions (including, without limitation, any such withholdings and deductions applicable to additional sums payable under this Section 3.2), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

    (b)    Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c)    Tax Indemnifications.

(i)    Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(ii)    Each Lender and the Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Issuing Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and, without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9 hereof relating to the maintenance of a Participant Register, and (C) the Administrative Agent against any Excluded Taxes attributable to such Lender or the Issuing Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subpart (ii).

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, as provided in this Section 3.2, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing:

(A)    any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (y) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (z) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

            (2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (z) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if, the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, substantially in the form of Exhibit F-4 hereto on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subpart (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if, any form or certification it previously delivered pursuant to this Section 3.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be. If any Recipient determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.2, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 3.2 with respect to the Taxes giving rise to such refund); net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.2(f), in no event will the applicable Recipient be required to pay any amount to such Credit Party pursuant to this Section 3.2(f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.2(f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.

    Section 3.3. Breakage Compensation. The Borrowers shall compensate each Lender upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its SOFR Loans or Alternate Currency Loans) which such Lender may sustain in connection with any of the following: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing of SOFR Loans or Alternate Currency Loans does not occur on a date specified therefor in a Notice of Loan or a continuation or conversion (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 3.5 hereof); (b) if any repayment, prepayment, conversion or continuation of any SOFR Loan or Alternate Currency Loan occurs on a date that is not the last day of an Interest Period applicable thereto; (c) if any prepayment of any SOFR Loan or Alternate Currency Loan is not made on any date specified in a notice of prepayment given by the Borrowers; (d) as a result of an assignment by a Lender of any SOFR Loan or Alternate Currency Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrowers pursuant to Section 3.6 hereof; or (e) as a consequence of (i) any other default by the Borrowers to repay or prepay any SOFR Loan or Alternate Currency Loan when required by the terms of this Agreement or (ii) an election made pursuant to Section 3.6 hereof. The written request of a Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.3 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such request within ten (10) days after receipt thereof.

    Section 3.4. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by the Administrative Borrower, use reasonable efforts to designate another lending office (or an Affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.4 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

    Section 3.5. SOFR Rate or Alternate Currency Rate Lending Unlawful; Inability to Determine Rate.

    (a)    If the Administrative Agent determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for a Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to Daily Simple SOFR, Term SOFR or any Alternate Currency Rate, or to determine or charge interest rates based upon Daily Simple SOFR, Term SOFR or any Alternate Currency Rate, then, upon notice thereof to the Administrative Borrower, (a) any obligation of Lenders to make, continue or convert to SOFR Loans or Alternate Currency Loans, as applicable, shall be suspended, and (b) the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of Base Rate, in each case until the Administrative Agent notifies the Administrative Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from the Administrative Agent, prepay or, if applicable, convert all SOFR Loans and Alternate Currency Loans, as applicable, to Base Rate Loans (and in such case the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of Base Rate), (A) on the Interest Payment Date therefor, if the Administrative Agent may lawfully continue to maintain such SOFR Loans or Alternate Currency Loans to such day, or immediately, if the Administrative Agent may not lawfully continue to maintain such SOFR Loans Alternate Currency Loans or (B) on the last day of the Interest Period therefor if the Administrative Agent may lawfully continue to maintain such SOFR Loans or Alternate Currency Loans to such day, or immediately, if the Administrative Agent may not lawfully continue to maintain such SOFR Loans or Alternate Currency Loans and (ii) the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to the Adjusted Term SOFR component thereof until it is no longer illegal for the Administrative Agent to determine or charge interest rates based upon Daily Simple SOFR or Term SOFR. Upon any such conversion, the Borrowers shall also pay any additional amounts required pursuant to Section 3.3 hereof.

    (b)    If the Administrative Agent determines (which determination shall be conclusive and binding on the Borrowers) that “Adjusted Daily Simple SOFR”, “Adjusted Term SOFR” or any Alternate Currency Rate cannot be determined pursuant to the definition thereof other than due to a Benchmark Transition Event, the Administrative Agent will promptly so notify the Administrative Borrower. Upon notice thereof by the Administrative Agent to the Administrative Borrower, (i) any obligation of the Lenders to make or continue SOFR Loans or the applicable Alternate Currency Loans shall be suspended, (ii) all SOFR Loans or applicable Alternate Currency Loans shall be immediately converted to Base Rate Loans (and in such case, with respect to the inability to determine “Adjusted Daily Simple SOFR” or “Adjusted Term SOFR”, the Base Rate shall be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of Base Rate) and (iii) with respect to the inability to determine “Adjusted Daily Simple SOFR” or “Adjusted Term SOFR”, the component of Base Rate based upon the Adjusted Term SOFR will not be used in any determination of Base Rate until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or applicable Alternate Currency Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein. Upon any such conversion, the Borrowers shall also pay any additional amounts required pursuant to Section 3.3 hereof.

(c)    If the Administrative Agent determines (which determination shall be conclusive and binding on the Borrower) that “Adjusted Daily Simple SOFR”, “Adjusted Term SOFR” or any Alternate Currency Rate cannot be determined pursuant to the definition thereof as a result of a Benchmark Transition Event, the Administrative Agent will promptly so notify the Administrative Borrower, and the provisions of Section 3.8 hereof shall be applicable. Upon notice thereof by the Administrative Agent to the Administrative Borrower, (i) any obligation of the Lenders to make or continue SOFR Loans or the applicable Alternate Currency Loans shall be suspended, (ii) all SOFR Loans or applicable Alternate Currency Loans shall be immediately converted to Base Rate Loans (and in such case, with respect to the inability to determine “Adjusted Daily Simple SOFR” or “Adjusted Term SOFR”, the Base Rate shall be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of Base Rate) and (iii) with respect to the inability to determine “Adjusted Daily Simple SOFR” or “Adjusted Term SOFR”, the component of Base Rate based upon Adjusted Term SOFR will not be used in any determination of Base Rate. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or applicable Alternate Currency Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein. Unless and until the Administrative Agent and the Borrowers have amended this Agreement to provide for a Benchmark Replacement in accordance with Section 3.8 hereof, all affected Loans shall be Base Rate Loans.

    Section 3.6. Replacement of Lenders. The Administrative Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a Fixed Rate Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (e) the Borrowers shall be liable to such replaced Lender under Section 3.3 hereof if any Fixed Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement Lender, if not already a Lender, shall be satisfactory to the Administrative Agent, (g) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.9 hereof (provided that the Borrowers (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be.

    Section 3.7. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Fixed Rate Loan or Alternate Currency Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the rate applicable to applicable Fixed Rate Loan or Alternate Currency Loan, as applicable, for such Interest Period. In addition, each Lender and Issuing Lender may (at its option, provided that such election shall not adversely affect the Companies), fund its portion of a Loan requested by a Borrower by causing any foreign or domestic branch or Affiliate of such Lender or Issuing Lender to provide such funding; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such

Loan in accordance with the terms of this Agreement, and such Lender or Issuing Lender and its Affiliate or branch shall cooperate and communicate with the Administrative Agent in order to coordinate such arrangement. Each of the Administrative Agent, each Issuing Lender and each Lender at its option may make any Loans or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of such Borrower to repay any Loan in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, such provisions that would be applicable with respect to Loans actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender. “Lending Office” means, as to the Administrative Agent, any Issuing Lender or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Administrative Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

Section 3.8. Permanent Inability to Determine Rate; Benchmark Replacement.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrowers may amend this Agreement to replace the then-current applicable Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current applicable Benchmark with a Benchmark Replacement pursuant to this Section 3.8 will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this subpart (a), all Loans based on such Benchmark shall be converted into Base Rate Loans in accordance with the provisions of Section 3.5 hereof.

(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

    (c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. The Administrative Agent will notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Administrative Agent or, Lenders pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.8.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current applicable Benchmark is a term rate (including the Term SOFR Reference Rate, EURIBOR and the Canadian Fixed Rate)

and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for the applicable SOFR Loan and Alternate Currency Loan of, conversion to or continuation of such Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of Base Rate.

(f)    Replacing CDOR.

(i)    On May 16, 2022 Refinitiv Benchmark Services (UK) Limited (“RBSL”), the administrator of CDOR, announced in a public statement that the calculation and publication of all tenors the Canadian Dollar rate for bankers’ acceptance borrowings known as the Canadian Dollar Offered Rate (“CDOR”) will permanently cease immediately following a final publication on Friday, June 28, 2024. On the date that all Available Tenors of CDOR have either permanently or indefinitely ceased to be provided by RBSL (the “CDOR Cessation Date”), if the then-current Benchmark is the Canadian Fixed Rate, the Canadian Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on a quarterly basis.

(ii)    Notwithstanding anything to the contrary herein or in any Loan Document and subject to the proviso below in this clause, if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date (i) the Canadian Benchmark Replacement described in clause (1)(a) of such definition will replace the then-current Benchmark with respect to Canadian Dollars for all purposes hereunder or under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (ii) each Alternate Currency Loan in Canadian Dollars outstanding on the Term CORRA Transition Date bearing interest based on the then-current Benchmark for Canadian Dollars shall convert, on the last day of the then-current interest payment period, into a Loan bearing interest at the Canadian Benchmark Replacement described in clause (1)(a) of such definition having a tenor approximately the same length as the interest payment period applicable to such Loan immediately prior to the conversion or such other Available Tenor as may be selected by the Borrower and agreed by the Administrative Agent; provided that, this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Administrative Borrower a Term CORRA Notice, and so long as the Administrative Agent has not received, by 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the date of the Term CORRA Notice, written notice of objection to such conversion to Term CORRA from Lenders comprising the Required Lenders or the Administrative Borrower.

(iii)    For purposes of this section 3.8(f), the following terms shall have the following meanings:

“Canadian Benchmark Replacement” means, for any Available Tenor:

(1)    for purposes of clause (f)(i) of this Section 3.8, the first alternative set forth below that can be determined by the Administrative Agent:

(a)    the sum of: (i) Term CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration, or

(b)    the sum of: (i) Daily Compounded CORRA and (ii) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration; and

(2)    for purposes of clause (f)(ii) of this Section 3.8, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Administrative Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Canadian Governmental Body, for Canadian Dollar-denominated syndicated credit facilities at such time;

provided that, if the Canadian Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Canadian Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“Relevant Canadian Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Term CORRA” means, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Canadian Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of an Interest Period as determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice.

“Term CORRA Notice” means the notification by the Administrative Agent to the Lenders and the Administrative Borrower of the occurrence of a Term CORRA Transition Event.

“Term CORRA Transition Date” means, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to the Lenders and the Administrative Borrower, for the replacement of the then-current Benchmark (with respect to Alternate Currency Loans in Canadian Dollars) with the Canadian Benchmark Replacement described in clause 1(a) of such definition, which date shall be at least thirty (30) Business Days from the date of the Term CORRA Notice.

“Term CORRA Transition Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Canadian Governmental Body, and is determinable for any Available Tenor, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Canadian Benchmark Replacement, other than Term CORRA, has replaced the Canadian Fixed Rate in accordance with paragraph (f)(i) of this Section 3.8.

ARTICLE IV. CONDITIONS PRECEDENT

    Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Issuing Lenders and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

    (a)    all conditions precedent as listed in Sections 4.2 hereof shall have been satisfied prior to or as of the first Credit Event occurring on or after the Closing Date;

    (b)    the Administrative Borrower or any other Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

    (c)    no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

    (d)    each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by the Administrative Borrower or any other Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrowers as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

    Section 4.2. Conditions to the First Credit Event. The Borrowers shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Issuing Lenders and the Swing Line Lender to participate in the first Credit Event is subject to the Borrowers satisfying each of the following conditions prior to or concurrently with such Credit Event:

    (a)    Notes as Requested. The Borrowers shall have executed and delivered to (i) each Revolving Lender requesting a Revolving Credit Note such Revolving Lender’s Revolving Credit Note, and (ii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

    (b)    Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment, in form and substance satisfactory to the Administrative Agent and the Lenders.

    (c)    Pledge and Security Agreement. Each Credit Party shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, the Pledge and Security Agreement, and such other documents or instruments, as may be required by the Administrative Agent to create or perfect the Liens of the Administrative Agent, for the benefit of the Lenders, in the assets of such Credit Party, all to be in form and substance satisfactory to the Administrative Agent.

    (d)    Pledged Securities. The Credit Parties shall have (i) executed and delivered to the Administrative Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities that are certificated, (ii) delivered to the Administrative Agent, for the benefit of the Lenders, the Pledged Securities (to the extent such Pledged Securities are certificated), and (iii) delivered to the Administrative Agent any other documentation reasonably required by the Administrative Agent regarding the perfection of the security interest of the Administrative Agent, for the benefit of the Lenders, in such Pledged Securities.

    (e)    Intellectual Property Security Agreements. Each Credit Party that owns federally registered intellectual property shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

    (f)    Lien Searches. With respect to the property owned or leased by each Credit Party, the Borrowers shall have caused to be delivered to the Administrative Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to the Administrative Agent, (ii) the results of federal and state tax lien and judicial lien searches and pending litigation and bankruptcy searches, in each case satisfactory to the Administrative Agent, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

    (g)    Officer’s Certificate, Resolutions, Organizational Documents. The Borrowers shall have delivered to the Administrative Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such

Credit Party evidencing approval of the execution and delivery of the Loan Documents to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

    (h)    Good Standing and Full Force and Effect Certificates. The Borrowers shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state where such Credit Party is incorporated or formed.

    (i)    Legal Opinion. The Borrowers shall have delivered to the Administrative Agent an opinion of counsel for each Credit Party, in form and substance satisfactory to the Administrative Agent.

    (j)    Insurance Policies. The Borrowers shall have delivered to the Administrative Agent certificates of insurance on ACORD 25 and 27 or 28 form satisfactory to the Administrative Agent and the Lenders, providing for adequate personal property and liability insurance for each Credit Party, with the Administrative Agent, on behalf of the Lenders, listed as lender’s loss payee and additional insured, as appropriate.

    (k)    Advertising Permission Letter. The Borrowers shall have delivered to the Administrative Agent an advertising permission letter, authorizing the Administrative Agent to publicize the transaction and specifically to use the names of the Borrowers in connection with “tombstone” advertisements in one or more publications selected by the Administrative Agent.

    (l)    Administrative Agent Fee Letter, Closing Fee Letter and Other Fees. The Borrowers shall have (i) executed and delivered to the Administrative Agent, the Administrative Agent Fee Letter and paid to the Administrative Agent, for its sole account, the fees stated therein, (ii) executed and delivered to the Administrative Agent, the Closing Fee Letter and paid to the Administrative Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents.

    (m)    Closing Certificate. The Borrowers shall have delivered to the Administrative Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in Section 4.1 and 4.2 hereof have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, (iii) no Material Adverse Effect has occurred since December 31, 2021, and (iv) each of the representations and warranties contained in Article VI hereof are true and correct in all material respects as of the Closing Date.

    (n)    Existing Credit Agreement. The Borrower shall have terminated the Sixth Amended and Restated Credit Agreement among the Borrowers, the lenders party thereto and the Administrative Agent, dated as of January 24, 2019, as amended, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein.

    (o)    Letter of Direction. The Borrowers shall have delivered to the Administrative Agent a letter of direction authorizing the Administrative Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

    (q)    No Material Adverse Change. No Material Adverse Effect shall have occurred since December 31, 2021.

(p)    KYC Information. Upon the reasonable request of any Lender at least three (3) days prior to the Closing Date, the Borrowers shall have provided to such Lender (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, and (ii) if any Credit Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in form and substance satisfactory to the Administrative Agent.

    (q)    Miscellaneous. The Borrowers shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

    Section 4.3. Post-Closing Conditions. On or before the date specified in this Section 4.3 (unless a longer period is agreed to in writing by the Administrative Agent, in its reasonable discretion), the Borrowers shall satisfy each of the following items specified in the subsections below:

    (a)    Collateral Access Agreements. No later than sixty (60) days after the Closing Date, the Borrowers shall have used commercially reasonable efforts to deliver a Collateral Access Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, for each headquarters location of a Credit Party and each location of a Credit Party where any of the collateral securing any part of the Obligations is located, unless (i) such location is owned by the Company that owns the collateral located there, or (ii) a Collateral Access Agreement would not be required to be delivered for any such location pursuant to Section 5.21(e) hereof.

    (b)    Insurance Endorsements. No later than sixty (60) days after the Closing Date, the Borrowers shall deliver to the Administrative Agent insurance policy endorsements satisfactory to the Administrative Agent, providing for adequate personal property and liability insurance for each Credit Party, with the Administrative Agent, on behalf of the Lenders, listed as lender’s loss payee and additional insured, as appropriate.

    (c)    Stock Certificate. No later than twenty (20) Business Days after the Closing Date, the Borrowers shall deliver to the Administrative Agent the Pledged Securities with respect to Thermo Energy Solutions, Inc., a Canadian entity, together with an original stock transfer power with respect thereto executed in blank.

ARTICLE V. COVENANTS

    Section 5.1. Insurance. Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994) in such form, written by such companies, in such amounts, for such periods, and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, with lender’s loss payable and additional insured endorsements, as appropriate, in favor of the Administrative Agent, for the benefit of the Lenders, and, if required by the Administrative Agent after the occurrence and during the continuance of an Event of Default, the Borrowers shall furnish copies of the policies to the Administrative Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation (or ten (10) days prior written notice for cancellation due to non-payment of premium) to the Administrative Agent and the Lenders. Any sums received by the Administrative Agent, for the benefit of the Lenders, after the occurrence and during the continuance of an Event of Default, in payment of insurance losses, returns, or unearned premiums under the policies may, at the option of the Administrative Agent, be applied upon the Obligations whether or not the same is then due and payable, or may be delivered to the Companies for the purpose of replacing, repairing, or restoring the insured property. The Administrative Agent is hereby authorized to act as attorney-in-fact for the Companies, after the occurrence and during the continuance of an Event of Default, in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and the Borrowers shall pay to the Administrative Agent, upon demand, the cost thereof. Should the Borrowers fail to pay such sum to the Administrative Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of the Administrative Agent’s written request (which request shall, other than during the continuance of an Event of Default, be made no more than once per fiscal year), the Borrowers shall furnish to the Administrative Agent such information about the insurance of the Companies as the Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to the Administrative Agent and certified by a Financial Officer.

    Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP or to the extent such failure to pay such obligations would not reasonably be expected to have a Material Adverse Effect) before such payment becomes overdue.

    Section 5.3. Financial Statements, Collateral Reporting and Information.

    (a)    Quarterly Financials. The Administrative Borrower shall deliver to the Administrative Agent, within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of Gibraltar (or, if later, and solely to the extent Gibraltar is subject to the Exchange Act’s reporting requirements, the date on which the Securities and Exchange Commission, pursuant to its rules and regulations, has permitted Gibraltar to file its applicable quarterly report on Form 10-Q), the unaudited balance sheets of Gibraltar as of the end of such quarterly period and the related unaudited statements of income, stockholders’ equity and of cash flows for such quarterly period and for the fiscal year to date, in each case prepared on a Consolidated basis, and setting forth, in the case of such unaudited statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Borrowers by the Chief Financial Officer of the Administrative Borrower, subject to the absence of footnotes and changes resulting from normal year-end audit adjustments; provided that, if such quarterly financial statements are identical to the ones filed with the SEC, (i) the Borrowers hereby agree that the Administrative Agent and the Lenders shall be entitled to rely on any certification given to the SEC by the Chief Financial Officer of the Administrative Borrower with respect to such quarterly financial statements, and (ii) such certification shall satisfy the certification requirements of this subsection (a).

(b)    Annual Audited Financial Statements. The Administrative Borrower shall deliver to the Administrative, within ninety (90) days after the end of each fiscal year of Gibraltar (or, if later, and solely to the extent Gibraltar is subject to the Exchange Act’s reporting requirements, the date on which the Securities and Exchange Commission, pursuant to its rules and regulations, has permitted Gibraltar to file its applicable annual report on Form 10-K), balance sheets of Gibraltar as of the end of such fiscal year and the related statements of income, stockholders’ equity and cash flows for such fiscal year, in each case prepared on a Consolidated basis and setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such financial statements of independent public accountants of recognized national standing selected by the Borrowers, which opinion shall be unqualified (other than an exception or explanatory clause solely with respect to, or resulting solely from, an upcoming maturity date under any Indebtedness incurred under or permitted by this Agreement occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) and shall (i) state that such accountants audited such Consolidated financial statements in accordance with GAAP, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of Gibraltar at the end of such fiscal year and the results of its operations and cash flows for such fiscal year in conformity with GAAP, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

    (c)    Compliance Certificate. The Administrative Borrower shall deliver to the Administrative Agent, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

    (d)    Management Reports. The Administrative Borrower shall deliver to the Administrative Agent, concurrently with the delivery of the annual audit report referenced in subsection (b) above, a copy of any management report, letter or similar writing that may have been furnished to the Companies by the independent public accountants in respect of the systems, operations, financial condition or properties of the Companies.

    (e)    Annual Budget. The Administrative Borrower shall deliver to the Administrative Agent, within sixty (60) days after the end of each fiscal year of Gibraltar, an annual budget of the Companies for the then current fiscal year, to be in form and detail reasonably satisfactory to the Administrative Agent.

(f)    Shareholder and SEC Documents. The Administrative Borrowers shall deliver to the Administrative Agent, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Gibraltar to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Gibraltar (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of any Borrower’s securities; provided that to the extent any such notices, reports, proxy statements and other materials required to be delivered pursuant to this subsection (f) are posted to the SEC EDGAR website, they shall be deemed delivered for purposes of this Agreement when so posted.

    (g)    Financial Information of the Companies. The Administrative Borrower shall deliver to the Administrative Agent and the Lenders, within ten days of the written request of the Administrative Agent, such other information about the financial condition, properties and operations of any Company as may from time to time be reasonably requested, which information shall be submitted in form and detail satisfactory to the Administrative Agent and certified by a Financial Officer of the Company or Companies in question.

    (h)    Generally. With respect to any document (including financial statements, compliance certificates, reports and other financial information) required to be delivered by the Borrowers to the Administrative Agent by this Section 5.3, the Administrative Agent shall have the sole discretion to extend the required delivery date of any such document for a period of up to five Business Days; provided that any such extension granted by the Administrative Agent shall be effective only if in writing, only for the specific instance given, and shall not establish any course of dealing among the parties for any future delivery requirements.

    Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and, other than during the continuance of an Event of Default, upon reasonable notice to such Company) permit the Administrative Agent, or any representative of the Administrative Agent, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof. The Administrative Agent shall provide to any Lender, upon request therefor, copies of any excerpts and transcripts provided to the Administrative Agent pursuant to this Section 5.4.

    Section 5.5. Franchises; Change in Business.

(a)    Each Company (other than an Excluded Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

    (b)    No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

    Section 5.6. ERISA Matters.
    (a)    Generally. Except as would not reasonably be expected to result in a Material Adverse Effect: (i) no Company shall incur any accumulated funding deficiency within the meaning of ERISA, or any liability to the PBGC (other than premiums), in connection with any Pension Plan; (ii) no Company shall fail to comply with any material requirements of Law with respect to an ERISA Plan; and (iii) no claim, action or suit with respect to an ERISA Plan, other than a routine claim for benefits, is pending. The Borrowers shall furnish to the Administrative Agent as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any ERISA Event has occurred, and such Company shall provide the Administrative Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company proposes to take with respect thereto. The Borrowers shall, at the request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent true and correct copies of any documents relating to an ERISA Plan that are in the possession of and able to be produced by a Company.

    (b)    Foreign Pension Plans and Benefit Plans. Except as would not reasonably be expected to result in a Material Adverse Effect: (i) the Administrative Borrower and any appropriate Foreign Subsidiary shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Foreign Pension Plan or Foreign Benefit Plan, including under any funding agreements and all applicable Laws (including any fiduciary, funding, investment and administration obligations); and (ii) all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each material Foreign Pension Plan or Foreign Benefit Plan shall be paid or remitted by the Administrative Borrower and any appropriate Foreign Subsidiary in a timely fashion in accordance with the terms thereof. The Administrative Borrower and any appropriate Foreign Subsidiary shall deliver to the Administrative Agent notification within thirty (30) days of any taxes, fines, or penalties incurred by a Company in excess of One Million Dollars ($1,000,000) in the aggregate as a result of the noncompliance of any Foreign Pension Plan or Foreign Benefit Plan with the requirements of applicable Laws.

    Section 5.7. Financial Covenants.

(a)    Total Net Leverage Ratio. The Borrowers shall not suffer or permit at any time, as of the end of any fiscal quarter of the Borrowers, the Total Net Leverage Ratio to exceed 4.00 to 1.00 (or 4.50 to 1.00 during any Leverage Ratio Step-Up Period).

(b)    Interest Coverage Ratio. The Borrowers shall not suffer or permit at any time, as of the end of any fiscal quarter of the Borrowers, the Interest Coverage Ratio to be less than 3.00 to 1.00.

    Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

    (a)    the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

    (b)    any loans granted to, or Capitalized Lease Obligations or Synthetic Leases entered into by, any Company for the purchase or lease of fixed or capital assets (and refinancings of such Synthetic Leases, loans or Capitalized Lease Obligations), which loans, Capitalized Lease Obligations and Synthetic Leases shall only be secured by the fixed or capital assets being purchased or leased, so long as (i) the aggregate principal amount of all such loans, Capitalized Lease Obligations and Synthetic Leases for all Companies shall not exceed Seventy-Five Million Dollars ($75,000,000) at any time outstanding (as calculated using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Leases, and using the present value, based on the implicit interest rate, in lieu of principal amount, in the case of any Synthetic Lease), and (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

    (c)    the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

    (d)    loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;

    (e)    Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

    (f)    Permitted Foreign Subsidiary Loans, Guaranties and Investments;

    (g)    unsecured Indebtedness, in addition to the Indebtedness listed above, so long as at the time of any incurrence thereof, and after giving effect thereto, the Borrowers shall be in compliance with the Total Net Leverage Ratio financial covenant set forth in Section 5.7(b) hereof both immediately before and after giving pro forma effect to the incurrence of such Indebtedness;

    (h)    Indebtedness in connection with any Sale-Leaseback Transaction (including any refinancings thereof), in an aggregate amount not to exceed Seventy-Five Million Dollars ($75,000,000) at any time outstanding;

(i)    intercompany Indebtedness owing by Subsidiaries that are not Credit Parties to other Subsidiaries that are not Credit Parties;

(j)    intercompany Indebtedness owing by Domestic Subsidiaries that are not Credit Parties to Credit Parties, in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000) at any time outstanding;

(k)    intercompany Subordinated Indebtedness owing by a Credit Party to any Domestic Subsidiary that is not a Credit Party;

(l)    unsecured Indebtedness incurred in connection with an Acquisition permitted hereunder, an Investment permitted hereunder or an Asset Disposition permitted hereunder, in each case to the extent constituting indemnification obligations or obligations in respect of the purchase price therefore (including earnouts and any other contingent consideration obligations or deferred purchase price obligations or any Indebtedness incurred to finance such obligations) or other similar adjustments;

(m)    Indebtedness representing deferred compensation or other similar arrangements incurred in the ordinary course of business or in connection with an Acquisition or Investment permitted hereunder;

(n)    Indebtedness pursuant to local working capital facilities in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000), so long as such facilities are not secured by any Collateral;

(o)    additional Indebtedness of Subsidiaries that are not Credit Parties, and any guarantees thereof by Subsidiaries that are not Credit Parties, in aggregate principal amount not to exceed Twenty Million Dollars ($20,000,000) at any time outstanding;

    (p)    other unsecured Subordinated Indebtedness, in addition to the Indebtedness listed above, so long as (i) all of such Indebtedness shall be Subordinated at all times, and (ii) the Borrowers shall be in compliance with the Total Net Leverage Ratio financial covenant set forth in Section 5.7(b) hereof both immediately before and after giving pro forma effect to the incurrence of such Indebtedness;

(q)    Indebtedness (secured with cash) incurred in connection with any Acquisition to secure letter of credit obligations assumed in connection with such Acquisition; provided that such secured Indebtedness may only remain outstanding until the next successive anniversary date of such letter of credit at which point each such letter of credit shall be replaced by a Letter of Credit issued hereunder; and

(r)    other unsecured Indebtedness in an aggregate amount not to exceed Twenty-Five Million Dollars ($25,000,000).

    Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

    (a)    Liens for taxes not yet due or remain payable without penalty or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

    (b)    other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousers, utilities, bailees, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that were incurred in the ordinary course of business, and other similar Liens arising in the ordinary course of business, that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

    (c)    Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Credit Party;

    (d)    any Lien granted to the Administrative Agent, for the benefit of the Lenders (and any Affiliates thereof);

    (e)    the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby, and the amount and description of property subject to such Liens, shall not be increased;

    (f)    purchase money Liens on fixed or capital assets securing the loans, Capitalized Lease Obligations and Synthetic Leases pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price or the cost of acquiring, constructing or improving and only attaches to the property being acquired, constructed or improved;

    (g)    easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (i) a substantial and prolonged interruption or disruption of the business activities of the Companies considered as an entirety, or (ii) a Material Adverse Effect;

    (h)    Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement; provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

    (i)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.9 hereof;

    (j)     Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and mechanics’ Liens, carriers’ Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

    (k)    leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Companies and any interest or title of a lessor under any lease not in violation of this Agreement;

    (l)    rights of consignors of goods, whether or not perfected by the filing of a financing statement under the U.C.C; or

(m)    Liens arising in connection with Indebtedness permitted under Section 5.8(h) solely on such assets that are the subject of such Sale-Leaseback Transaction.

No Company shall enter into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that would prohibit the Administrative Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

    Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

    Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents) (any of the foregoing, an “Investment”); provided that this Section 5.11 shall not apply to the following:

    (i)    any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

    (ii)    any Investment in cash and Cash Equivalents;

    (iii)     the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any Investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and Investments made, in accordance with the terms and conditions of this Agreement;

    (iv)    loans to, Investments in and guaranties of the Indebtedness (permitted under Section 5.8(d) hereof) of, a Company from or by a Company so long as each such Company is a Credit Party;

    (v)    any Permitted Investment or Permitted Foreign Subsidiary Loans, Guaranties and Investments;

    (vi)    any Acquisition permitted by Section 5.13 hereof;

    (vii)    unsecured Performance Guaranties (in form and substance reasonably acceptable to the Administrative Agent) provided to a Person by a Company in connection with (A) Asset Dispositions permitted by Section 5.12 hereof, (B) Acquisitions permitted by Section 5.13 hereof, or (C) general contractual obligations of another Company to an unrelated third party arising in the ordinary course of business;

(viii)    Investments acquired by a Company (A) in exchange for any other Investment held by such Company in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment, or (B) as a result of a foreclosure by a Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

    (ix)    notes held by a Company evidencing a portion of the purchase price of an asset disposed of pursuant to Section 5.12(h) hereof;

    (x)    Investments by a Company in Hedge Agreements;

    (xi)    any guaranty of the Indebtedness permitted pursuant to Section 5.8(a), (d), (g), (p), or (q) hereof;

    (xii)    receivables owing to a Credit Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

    (xiii)    any advance or loan to an officer or employee of a Company made in the ordinary course of such Company’s business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding;

    (xiv)    a Credit Party may make loans or advances to Domestic Subsidiaries that are not Credit Parties to the extent permitted pursuant to 5.8(j) hereof;

    (xv)    Investments in joint ventures, so long as all such Investments from all Companies aggregate not more than the greater of (A) Fifty-One Million Eight Hundred Thousand Dollars ($51,800,000), and (B) four percent (4%) of Consolidated Total Assets; and

    (xvi)    other additional Investments in Subsidiaries that are not Credit Parties in an aggregate amount not to exceed the greater of (A) Twenty-Five Million Nine Hundred Thousand Dollars ($25,900,000), and (B) two and one-half percent (2.5%) of Consolidated Total Assets.

For purposes of this Section 5.11, the amount of any Investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such Investment but shall take into account repayments, redemptions and return of capital.

    Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that:

    (a)    a Domestic Subsidiary (other than a Borrower) may merge with (i) a Borrower (provided that such Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment (provided that a Guarantor of Payment shall be the surviving or continuing Person);

    (b)    GSCNY may merge with Gibraltar (provided that Gibraltar shall be the continuing or surviving Person);

    (c)    a Domestic Subsidiary (other than a Borrower) may sell, lease, transfer or otherwise dispose of any of its assets to (i) a Borrower or (ii) any Guarantor of Payment;

    (d)    a Borrower may sell, lease, transfer or otherwise dispose of any of its assets to another Borrower;

    (e)    a Domestic Subsidiary (other than a Credit Party) may merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Domestic Subsidiary (provided that in the case of a merger with a Borrower, such Borrower shall be the surviving or continuing Person and in the case of a merger with a Guarantor of Payment, such Guarantor of Payment shall be the surviving or continuing Person);

    (f)    a Foreign Subsidiary may merge or amalgamate with another Company provided that, if either Company is a Credit Party, a Credit Party shall be the continuing or surviving Person and each Borrower shall be a continuing or surviving Person;

    (g)    a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to another Company pursuant to a plan of liquidation or otherwise; and

    (h)    if no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Companies may consummate any Asset Disposition, provided that:

    (i)    the consideration for each such Asset Disposition represents fair market value and at least eighty percent (80%) of such consideration consists of cash;

    (ii)    the cumulative aggregate market value of the assets sold or transferred does not exceed ten percent (10%) of Consolidated Net Worth for all such transactions completed during any fiscal year of Gibraltar; and

    (iii)    in the case of any such transaction involving a sale of assets having an aggregate market value in excess of Twenty Million Dollars ($20,000,000), at least five Business Days prior to the date of completion of such transaction the Administrative Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction, and (B) a certification that no Default or Event of Default or Material Adverse Effect has occurred and is continuing, or would result from consummation of such transaction;

(i)    if requested by a customer of a Company, such Company shall be permitted to participate in such customer’s supply financing program whereby such Company may sell all of its accounts receivable from such customer to a third party financial institution on terms comparable to other vendors participating in such supply financing program, so long as there shall be no credit recourse to any Company with respect to such accounts receivable after such sale;

(j)    a Company may sell property in connection with any Sale-Leaseback Transaction permitted pursuant to Section 5.8(h) hereof so long as the sale of such property is made for cash consideration in an amount not less than the fair value of such property; and

(k)    (i) subject to the requirements of subjection (h) above, Gibraltar may sell, transfer or otherwise dispose all or substantially all of the assets or Equity Interests of APEKS LLC, an Ohio limited liability company (“APEKS”), or (ii) APEKS shall be permitted to wind up its operations and dissolve.

    Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided that a Company may effect an Acquisition so long as such Acquisition meets all of the following requirements:

    (a)    in the case of an Acquisition that involves a merger, amalgamation or other combination including a Borrower, such Borrower shall be the surviving entity;

    (b)    in the case of an Acquisition that involves a merger, amalgamation or other combination including a Credit Party (other than a Borrower), a Credit Party shall be the surviving entity;

    (c)    the business to be acquired shall be substantially consistent with, or reasonably related, ancillary or complimentary to, the existing lines of business of the Companies;

    (d)    the Borrower shall be in compliance with the financial covenants set forth in Section 5.7 hereof both immediately before and immediately after giving pro forma effect to such Acquisition;

    (e)    subject to Section 1.5 hereof, no Event of Default shall exist prior to or after giving pro forma effect to such Acquisition, thereafter shall begin to exist;

    (f)    such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

    (g)    if the aggregate Consideration paid for any such Acquisition is equal to or greater than One Hundred Million Dollars ($100,000,000), the Borrowers shall have provided to the Administrative Agent, at least five (5) Business Days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition; and

(h)    if the aggregate Consideration paid for any such Acquisition is equal to or greater than Twenty-Five Million Dollars ($25,000,000) but less than One Hundred Million Dollars ($100,000,000), the Borrowers shall provide to the Administrative Agent the information required by subpart (g) above within ten (10) days after such Acquisition.

Section 5.14. Notice. Each Borrower shall cause a Financial Officer of such Borrower to promptly notify the Administrative Agent and the Lenders, in writing, whenever:

    (i)    a Default or Event of Default has occurred hereunder or under any other Loan Document;

    (ii)    a Borrower obtains knowledge of a litigation or proceeding against such Borrower before a court, administrative agency or arbitrator that, if successful, would reasonably be expected to have a Material Adverse Effect; and

(iii)    a Borrower obtains knowledge that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

    Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that:

    (a)    a Company may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

    (b)    Gibraltar may declare and pay or make Capital Distributions in cash, so long as either:

    (A)    the Total Net Leverage Ratio is less than 3.00 to 1.00 immediately after giving pro forma effect to each such Capital Distribution; or

    (B)    if, immediately after giving pro forma effect to any proposed Capital Distribution, the Total Net Leverage Ratio is equal to or greater than 3.00 to 1.00, such Capital Distribution may be made so long as the aggregate amount of Capital Distributions so made pursuant to this clause (B) does not exceed, during any fiscal year of Gibraltar, the greater of (1) Seventy Six Million Five Hundred Thousand Dollars ($76,500,000), and (2) forty-five percent (45%) of Consolidated EBITDA for the most recently completed consecutive twelve-month period;

    (c)    Gibraltar may repurchase its capital stock as required by Gibraltar’s executive compensation program, so long as (i) the proceeds of such repurchase are used solely for the purpose of paying withholding tax incurred pursuant to the issuance of stock (as compensation) under such executive compensation program, and (ii) the amount of stock (as compensation) issued under such executive compensation program is consistent with past business practices of Gibraltar;

    (d)    any Borrower may make regularly scheduled payments of interest with respect to any Subordinated Indebtedness, subject in each case to the terms and conditions (including the subordination terms) of such Subordinated Indebtedness, so long as no Default or Event of Default shall then exist, or, after giving pro forma effect to such payment, thereafter shall begin to exist; and

    (e)    any Company may make any voluntary or optional payment or prepayment of, or repurchase, redemption or acquisition for value of, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness in a principal amount not to exceed the greater of (i) Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000), and (ii) twenty-five percent (25%) of Consolidated EBITDA for the most recently ended test period, so long as no Event of Default pursuant to Section 8.1, 8.2 (as a result of a violation of Section 5.7 hereof) or 8.11 hereof shall have occurred and be continuing on the date of such prepayment or redemption or would result therefrom.

    Section 5.16. Environmental Compliance. Each Company shall comply in all material respects with any and all material Environmental Laws and Environmental Permits with respect to its operations including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of Hazardous Substances, solid waste or other wastes, accepts for transport any Hazardous Substances, solid waste or other wastes or holds any interest in real property. Each Company shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any material written notice such Company has received from any Governmental Authority or private Person that any material litigation or proceeding pertaining to any alleged violation of or non-compliance with Environmental Laws or Environmental Permits has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall knowingly allow the material Release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. Each Borrower shall defend, indemnify and hold the Administrative Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

    Section 5.17. Affiliate Transactions. Except as set forth on Schedule 5.17 hereto, no Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than, in the case of the Borrowers, any Subsidiary or another Borrower, and in the case of a Subsidiary, the Borrowers or another Subsidiary) (each, an “Affiliate Transaction”), other than agreements and transactions with and payments to officers, directors and shareholders that are either (a) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (b) entered into outside the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement; provided that any such Affiliate Transaction is entered into upon terms no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted: (i) director, officer and employee compensation (including bonuses) and other benefits (including, without limitation, retirement, health, incentive equity and other benefit plans) and expense reimbursement and indemnification arrangements and severance agreements; and (ii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case, in the ordinary course of business and not otherwise prohibited by the Loan Documents.

    Section 5.18. Use of Proceeds. The Borrowers’ use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies (including for Letters of Credit and capital expenditures), for Acquisitions permitted hereunder, for the refinancing of existing Indebtedness and for the fees and expenses associated with the closing of this Agreement. The Borrowers will not, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) (i) to fund any activities or business of or with any Person that is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is, or whose government is, a Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise); or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

    Section 5.19. Corporate Names and Locations of Collateral. No Company shall (a) change its corporate name, or (b) change its state, province or other jurisdiction, or form of organization; unless, in each case, the Administrative Borrower shall have provided the Administrative Agent with at least fifteen (15) days prior written notice thereof. The Administrative Borrower shall also notify the Administrative Agent in connection with delivering a Compliance Certificate of (i) any change in any location where a material amount of any Credit Party’s Inventory or Equipment is maintained in the United States; (ii) any change in the location of the office where any Credit Party’s records pertaining to its Accounts are kept; (iii) the location of any new material places of business of any Credit Party and the changing or closing of any of its existing material places of business; and (iv) any change in the location of any Credit Party’s chief executive office. In the event of any of the foregoing or if otherwise deemed appropriate by the Administrative Agent, the Administrative Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Administrative Agent’s sole discretion, to perfect or continue perfected the security interest of the Administrative Agent, for the benefit of the Lenders, in the Collateral. The Borrowers shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse the Administrative Agent therefor if the Administrative Agent pays the same. Such amounts not so paid or reimbursed shall be Related Expenses hereunder.

    Section 5.20. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

    (a)    Guaranties and Security Documents. Each Subsidiary (that is not an Excluded Subsidiary or a Subsidiary of CFC) created, acquired or held subsequent to the Closing Date, shall within forty-five (45) days (unless a longer period is agreed to in writing by the Administrative Agent, in its reasonable discretion) after the creation or acquisition thereof execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations and a Pledge and Security Agreement Joinder (or a separate security agreement, in form and substance acceptable to the Administrative Agent), as appropriate, such agreements to be prepared by the Administrative Agent and in form and substance acceptable to the Administrative Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by the Administrative Agent. With respect to a Subsidiary that has been classified as an Excluded Subsidiary, at such time that such Subsidiary no longer meets the requirements of an Excluded Subsidiary, the Administrative Borrower shall provide to the Administrative Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.

    (b)    Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a Subsidiary (that is not a Subsidiary of a CFC), the Administrative Borrower shall deliver to the Administrative Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by a Credit Party representing Pledged Securities pursuant to the terms of the Pledge and Security Agreement executed by such Credit Party.

    (c)    Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to the Administrative Agent, for the benefit of the Lenders, on or after the Closing Date, the Administrative Agent shall at all times, after the occurrence and during the continuance of an Event of Default, in the discretion of the Administrative Agent or the Required Lenders, have the right to perfect, at the Borrowers’ cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction. Such perfection may include the requirement that the applicable Company promptly execute and deliver to the Administrative Agent a separate pledge document (prepared by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent), covering such equity interests, that conforms to the requirements of the applicable foreign jurisdiction, and, to the extent requested by the Administrative Agent, together with an opinion of local counsel as to the perfection of the security interest provided for therein, and all other documentation necessary or desirable to effect the foregoing and to permit the Administrative Agent to exercise any of its rights and remedies in respect thereof.

    Section 5.21. Collateral. Each Credit Party shall:

    (a)    at all reasonable times during normal business hours and, except after the occurrence and during the continuance of an Event of Default, upon reasonable advance written notice, allow the Administrative Agent by or through any of the Administrative Agent’s officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Credit Party’s books and other records, including, without limitation, the tax returns of such Credit Party, and (ii) examine and inspect such Credit Party’s Inventory and Equipment, wherever located;

    (b)    promptly (but in no event later than ten days after request therefor) furnish to the Administrative Agent upon request any additional statements and information with respect to the Collateral as the Administrative Agent may reasonably request;

    (c)    notify the Administrative Agent in writing on a quarterly basis (as necessary) upon the acquisition or creation of any Accounts with respect to which the Account Debtor is the United States or any other Governmental Authority;

    (d)    promptly notify the Administrative Agent in writing upon the acquisition or creation by such Credit Party of a Deposit Account or Securities Account not listed on the notice provided to the Administrative Agent pursuant to Section 6.19 hereof, and, prior to or simultaneously with the creation of such Deposit Account or Securities Account, provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by the Administrative Agent, provided that (i) no Deposit Account Control Agreement shall be required (A) with respect to an Immaterial Deposit Account, or (B) for a period not to exceed six (6) months (unless a longer period is agreed to in writing by the Administrative Agent) with respect to any Deposit Account acquired after the Closing Date by any Company in connection with an Acquisition permitted by Section 5.13 hereof, with such period starting from the closing date of such Acquisition, and (ii) all Deposit Accounts (other than those described in subpart (i) above) of the Credit Parties shall be maintained with the Administrative Agent or a Lender;

    (e)    upon request by the Administrative Agent (but no more frequently than quarterly), (i) report if any material amount of Equipment or Inventory of such Credit Party is located at a location of a third party (other than another Company or in-transit) that is not listed on Schedule 6.9 hereto or otherwise subject to a Collateral Access Agreement, or (ii) report if the aggregate value of the Equipment or Inventory of all Credit Parties that are located at locations of third parties (other than another Company or in-transit) that are not listed on Schedule 6.9 or otherwise subject to a Collateral Access Agreement exceeds ten percent (10%) of the aggregate value of all Equipment or Inventory of all Credit Parties, and in each case use commercially reasonable efforts to cause to be executed any Collateral Access Agreement that may be required by the Administrative Agent or the Required Lenders;

    (f)    promptly notify the Administrative Agent in writing of any information that such Credit Party has or may receive with respect to the Collateral, taken as a whole, that might reasonably be determined to materially and adversely affect the value thereof;

    (g)    except as otherwise permitted hereunder, maintain such Credit Party’s Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

    (h)    deliver to the Administrative Agent, to hold as security for the Secured Obligations all certificated Investment Property owned by such Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, or in the event such

Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account, execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent;

    (i)    provide to the Administrative Agent, on an annual basis (as necessary), a list of any patents, trademarks or copyrights that have been federally registered by such Credit Party during such year, and provide for the execution of an appropriate Intellectual Property Security Agreement; and

    (j)    upon request of the Administrative Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, assurances, instruments and any other writings as the Administrative Agent may from time to time reasonably deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Administrative Agent and the Lenders their respective rights hereunder and in or to the Collateral.

Each Credit Party hereby authorizes the Administrative Agent, on behalf of the Lenders, to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of any Credit Party, the value of which exceeds Five Million Dollars ($5,000,000), such Credit Party shall notify the Administrative Agent thereof on a quarterly basis (as necessary), and upon request of the Administrative Agent, (i) execute and deliver to the Administrative Agent a short form security agreement, prepared by the Administrative Agent and in form and substance satisfactory to the Administrative Agent, and (ii) deliver such certificate or application to the Administrative Agent and cause the interest of the Administrative Agent, for the benefit of the Lenders, to be properly noted thereon. Each Credit Party hereby authorizes the Administrative Agent or the Administrative Agent’s designated agent (but without obligation by the Administrative Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and the Borrowers shall promptly repay, reimburse, and indemnify the Administrative Agent and the Lenders for any and all Related Expenses. If any Credit Party fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, the Administrative Agent may (but shall not be required to), during the existence of an Event of Default, so maintain or repair all or any part of such Credit Party’s Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to the Administrative Agent upon demand therefor; the Administrative Agent may, at its option, debit Related Expenses directly to any Deposit Account of a Company located at the Administrative Agent.

    Section 5.22. Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. In addition to any other right that the Administrative Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of the Administrative Agent or the Required Lenders, whenever made, the Borrowers shall, and shall cause each Guarantor of Payment to, grant to the Administrative Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first Lien on any real or personal property of each Borrower and Guarantor of Payment, subject to any dollar thresholds otherwise set forth in this Agreement or the other Loan Documents with respect to such Collateral (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, the Administrative Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender, if not otherwise prohibited thereunder), including, without limitation, such property acquired subsequent to the Closing Date, in which the Administrative Agent does not have a first priority Lien. The Borrowers agree, within thirty (30) days (unless a longer period is agreed to in writing by the Administrative Agent, in its reasonable discretion) after the date of such written request, to secure all of the Secured Obligations by delivering to the Administrative Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as the Administrative Agent may require with respect to any of the Credit Parties. The Borrowers shall pay all recordation, legal and other expenses in connection therewith.

Section 5.23. Compliance with Laws. The Borrowers shall, and shall cause each Subsidiary to, comply in all material respects with (a) other than with respect to Anti-Corruption Laws and applicable Sanctions, which are addressed in clause (b) below, all Laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, in each case, except as would not reasonably be expected to have a Material Adverse Effect and (b) Anti-Corruption Laws and applicable Sanctions. The Borrower shall maintain in effect and enforce such policies and procedures as it has determined to be reasonably necessary to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

    Section 5.24. Restrictive Agreements. Except as set forth in this Agreement, the Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by the Borrowers or any Subsidiary, or pay any Indebtedness owed to the Borrowers or a Subsidiary, or to make loans or advances to the Borrowers or any Subsidiaries, or transfer any of its property or assets to the Borrowers or any Subsidiaries; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iii) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (iv) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 5.9(f) hereof, (v) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 5.8 hereof, (vi) restrictions affecting any Foreign Subsidiary under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 5.8 hereof, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (vii) any document relating to Indebtedness secured by a Lien permitted by Section 5.9 hereof, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (viii) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.

    Section 5.25. Guaranty Under Material Indebtedness Agreement. No Company shall be or become a primary obligor or Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Company shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.

    Section 5.26. Amendment of Organizational Documents. Without the prior written consent of the Administrative Agent, no Credit Party shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or its form of organization, except as otherwise provided in Section 5.19(b) hereof.

    Section 5.27. Fiscal Year of Borrowers. No Borrower shall change the date of its fiscal year-end without the prior written consent of the Administrative Agent and the Required Lenders. As of the Closing Date, the fiscal year end of each Borrower is December 31 of each year.

    Section 5.28. Beneficial Ownership. The Borrowers shall provide to the Administrative Agent and the Lenders: (a) confirmation of the accuracy of the information set forth in the most recent Beneficial Ownership Certification provided to the Administrative Agent and Lenders, promptly following any request therefor (or an updated Beneficial Ownership Certification if applicable); (b) a new Beneficial Ownership Certification, in form and substance acceptable to the Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (c) such other KYC Information reasonably requested by the Administrative Agent or any Lender.

    Section 5.29. Further Assurances. The Borrowers shall, and shall cause each other Credit Party to, promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

    Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, and is duly qualified and authorized to do business and is in good standing in all states and jurisdictions where the character of its property or its business activities makes such qualification necessary except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of a Borrower (and whether such Subsidiary is an Excluded Subsidiary), its state (or jurisdiction) of formation, its relationship to Gibraltar, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company (other than Gibraltar), its tax identification number, the location of its chief executive office and its principal place of business. Except as set forth on Schedule 6.1 hereto, each Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).

    Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws and by equitable principles, whether considered at law or in equity. The execution, delivery and performance of the Loan Documents

(a) do not conflict with, result in a breach in any of the provisions of, constitute a default under the provisions of, (i) any material agreement to which such Company is a party, except for any breach or default that would not reasonably be expected to have a Material Adverse Effect, or (ii) such Company’s Organizational Documents, and (b) do not result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company.

    Section 6.3. Compliance with Laws and Contracts. Each Company:

    (a)    holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

    (b)    is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, Environmental Laws and those relating to occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

    (c)    is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

    (d)    has ensured that no Person who owns a controlling interest in a Company or otherwise controls a Company is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

    (e)    has ensured that no Company, or to the knowledge of any Company, any director, officer or employee of a Company, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a Sanctioned Country;

    (f)    is in compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations;

    (g)    is in compliance with, and, to the knowledge of any Company, the directors, officers and employees of the Companies are in compliance with, Anti-Corruption Laws; and

    (h)    is in compliance with the Patriot Act.

    Section 6.4. Litigation and Administrative Proceedings. There are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of the Companies, threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that would reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that would reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that would reasonably be expected to have a Material Adverse Effect.

    Section 6.5. Title to Assets. Each Company has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Companies own the real estate listed on Schedule 6.5 hereto.

    Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. The Administrative Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against Collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the Collateral to the extent such Lien may be perfected by the filing of a U.C.C. Financing Statement. No Company has entered into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets, or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that exists on or after the Closing Date that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

    Section 6.7. Tax Returns. All federal, state and local income and other material tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed (or extended or challenged as permitted by applicable law) and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) as will not cause or result in a Material Adverse Effect. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

    Section 6.8. Environmental Laws. Is in compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of Hazardous Substances, solid waste or other wastes, accepts or has accepted for transport any Hazardous Substances, solid waste or other wastes or holds or has held any interest in real property, except where the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.8 hereto, to the knowledge of the Company no litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No material Release, threatened (to any Company’s knowledge) Release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person.

    Section 6.9. Locations. As of the Closing Date, the Credit Parties have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Credit Party’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Credit Parties, or (b) is leased by a Credit Party from a third party, and, if leased by a Credit Party from a third party, if a Collateral Access Agreement is required to be delivered pursuant to the terms hereof. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where assets of the Credit Parties are located.

    Section 6.10. Continued Business. As of the Closing Date, there exists no actual, pending, or, to each Borrower’s knowledge, any threatened (in writing) termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

    Section 6.11. Employee Benefits Plans.

    (a)    US Employee Benefit Plans. Except as would not have a Material Adverse Effect or would reasonably be expected to result in a Lien on any material portion of the assets of a Company, no ERISA Event has occurred.

    (b)    Foreign Pension Plan and Benefit Plans. Except as would not have a Material Adverse Effect or would reasonably be expected to result in a Lien on any material portion of the assets of a Company: (i) the Foreign Pension Plans are duly registered under all applicable Laws which require registration; (ii) each Company has complied with and performed all of its obligations under and in respect of the Foreign Pension Plans under the terms thereof, any funding agreements and all applicable Laws (including any fiduciary, funding, investment and administration obligations); and (iii) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Foreign Pension Plan or Foreign Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable Laws.

    Section 6.12. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by this Agreement or the Security Documents.

    Section 6.13. Solvency. The Companies, taken as a whole, are Solvent.

    Section 6.14. Financial Statements. The audited Consolidated financial statements of Gibraltar, for the fiscal year ended December 31, 2021 and the unaudited Consolidated financial statements of Gibraltar for the fiscal quarter ended September 30, 2022, furnished to the Administrative Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

    Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal

Reserve System of the United States). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

    Section 6.16. Material Agreements. As of the Closing Date, no Company is in default beyond any applicable grace period or cure period under any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; which default as to subparts (a) through (g), above, would have or would be reasonably expected to have a Material Adverse Effect.

    Section 6.17. Intellectual Property. Each Company owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known material conflict with the rights of others. Schedule 6.17 hereto sets forth all federally registered patents, trademarks, copyrights, service marks and license agreements owned by each Company as of the Closing Date.

    Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994) and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

    Section 6.19. Deposit Accounts and Securities Accounts. The Administrative Borrower has provided to the Administrative Agent a list of all banks, other financial institutions and Securities Intermediaries at which any Credit Party maintains Deposit Accounts or Securities Accounts as of the Closing Date, which list correctly identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

    Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents (in each case other than forecasts, projections, estimates, pro forma financial information and other forward looking statements (collectively, “Projections”) and information of a general economic or industry nature) on or before the Closing Date, taken as a whole and when furnished, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements contained therein or in the Loan Documents, in light of the circumstances under which they were or are made and after giving effect to any supplements and updates from time to time, not materially misleading when taken as a whole as of the date such Loan Document or written statement is dated or certified. With respect to any Projections, each Company represents only that as of the date of delivery thereof it acted in good faith and utilized assumptions believed by it to be reasonable when made in light of the then current circumstances (it being understood that Projections are predictions as to future events and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, which are beyond the control of the Companies, and that no assurance or guarantee can be given that any Projections will be realized, that actual results may differ and that such differences may be material).

    Section 6.21. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

    Section 6.22. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

Section 6.23. Beneficial Ownership Certification. The information included in each Beneficial Ownership Certification most recently delivered to each Lender is true and correct in all respects.

Section 6.24. EEA Financial Institution. No Credit Party is an EEA Financial Institution.

ARTICLE VII. COLLATERAL

    Section 7.1. Collections and Receipt of Proceeds by Borrowers.

(a)    Prior to the exercise by the Administrative Agent and the Required Lenders of their rights under Article IX hereof, the Borrowers shall be entitled to collect and enforce all of each Borrower’s Accounts, and receive and retain all Proceeds of all of such Borrower’s Accounts and Inventory.

    (b)    Upon written notice to the Administrative Borrower from the Administrative Agent after the occurrence and during the continuance of an Event of Default, a Cash Collateral Account shall be opened by the Borrowers at the main office of the Administrative Agent (or such other office as shall be designated by the Administrative Agent) and all such lawful collections of each Borrower’s Accounts and such Proceeds of each Borrower’s Accounts and Inventory shall be remitted daily by each Borrower to the Administrative Agent in the form in which they are received by such Borrower, either by mailing or by delivering such collections and Proceeds to the Administrative Agent, appropriately endorsed for deposit in the Cash Collateral Account. In the event that such notice is given to the Administrative Borrower from the Administrative Agent, no Borrower shall commingle such collections or Proceeds with any of such Borrower’s other funds or property or the funds or property of any other Borrower, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for the Administrative Agent, for the benefit of the Lenders. In such case, the Administrative Agent may, in its sole discretion, and shall, at the request of the Required Lenders, at any time and from time to time after the occurrence of an Event of Default, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Loans, or (ii) any other Secured Obligations in accordance with this Agreement. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against the Administrative Agent on its warranties of collection, the Administrative Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by any Borrower with the Administrative Agent or with any other Lender, and, in any event, retain the same and such Borrower’s interest therein as additional security for the Secured Obligations. The Administrative Agent may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to the Borrowers for use in the business of the Borrowers. The balance in the Cash Collateral Account may be withdrawn by the

Borrowers upon termination of this Agreement and payment in full of all of the Secured Obligations.

    (c)    After the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s written request, each Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lockbox at a location acceptable to the Administrative Agent, to which the Administrative Agent shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lockbox agreement of the Administrative Agent.

    (d)    The Administrative Agent, or the Administrative Agent’s designated agent, is hereby constituted and appointed attorney-in-fact for each Borrower with authority and power to endorse, after the occurrence and during the continuance of an Event of Default, any and all instruments, documents, and chattel paper upon the failure of the Borrowers to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are paid in full (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations), (ii) exercisable by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default and without any request upon such Borrower by the Administrative Agent to so endorse, and (iii) exercisable in the name of the Administrative Agent or such Borrower. Each Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Neither the Administrative Agent nor the Lenders shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

    Section 7.2. Collections and Receipt of Proceeds by the Administrative Agent. Each Credit Party hereby constitutes and appoints the Administrative Agent, or the Administrative Agent’s designated agent, as such Borrower’s attorney-in-fact to exercise, at any time, after the occurrence and during the continuance of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations:

    (a)    to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of the Administrative Agent or such Credit Party, any and all of such Credit Party’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. The Administrative Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

    (b)    to transmit to Account Debtors, on any or all of such Credit Party’s Accounts, notice of assignment to the Administrative Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of the Administrative Agent or such Credit Party, information concerning such Borrower’s Accounts and the amounts owing thereon;

    (c)    to transmit to purchasers of any or all of such Credit Party’s Inventory, notice of the Administrative Agent’s security interest therein, and to request from such purchasers at any time, in the name of the Administrative Agent or such Credit Party, information concerning such Credit Party’s Inventory and the amounts owing thereon by such purchasers;

    (d)    to notify and require Account Debtors on such Credit Party’s Accounts and purchasers of such Credit Party’s Inventory to make payment of their indebtedness directly to the Administrative Agent;

    (e)    to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as the Administrative Agent, in its sole discretion, may deem to be advisable;

    (f)    to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of the Administrative Agent or one or more Credit Parties, and to withdraw any such suit or other proceeding. The Credit Parties agree to lend every assistance requested by the Administrative Agent in respect of the foregoing, all at no cost or expense to the Administrative Agent and including, without limitation, the furnishing of such witnesses and of such records and other writings as the Administrative Agent may require in connection with making legal proof of any Account. The Credit Parties agree to reimburse the Administrative Agent in full for all court costs and attorneys’ fees and every other cost, expense or liability, if any, incurred or paid by the Administrative Agent in connection with the foregoing, which obligation of the Credit Parties shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate;

    (g)    to take or bring, in the name of the Administrative Agent or such Credit Party, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

    (h)    to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into such Credit Party’s Cash Collateral Account or, at the option of the Administrative Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

    Section 7.3. Administrative Agent’s Authority Under Pledged Notes. For the better protection of the Administrative Agent and the Lenders hereunder, each Credit Party, as appropriate, has executed (or will execute, with respect to future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with the Administrative Agent, for the benefit of the Lenders; provided that, absent an Event of Default, the Borrower shall not be required to deliver a Pledged Note to the Administrative Agent so long as face value of any such Pledged Note does not exceed Five Million Dollars ($5,000,000). Such Credit Party irrevocably authorizes and empowers the Administrative Agent, for the benefit of the Lenders, to, following the occurrence and during the continuation of an Event of Default, (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in the Administrative Agent’s discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse such Credit Party’s name to each check or other writing received by the Administrative Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as the Administrative Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as the Administrative Agent, in its discretion, may deem advisable in connection with the forgoing; provided, however, that nothing contained or implied herein or elsewhere shall obligate the Administrative Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.3 or prohibit the Administrative Agent from settling, withdrawing or dismissing any action, suit or proceeding or require the Administrative Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

    Section 7.4. Commercial Tort Claims. If any Credit Party shall at any time hold or acquire a Commercial Tort Claim, the recovery from which could reasonably be expected to exceed Five Million Dollars ($5,000,000), such Credit Party shall promptly notify the Administrative Agent thereof in a writing in connection with delivering the next succeeding Compliance Certificate required to be delivered hereunder, signed by such Credit Party, that sets forth the details thereof and upon request by the Administrative Agent, promptly execute and deliver such documents and instruments to grant to the Administrative Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII. EVENTS OF DEFAULT

    Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

    Section 8.1. Payments. If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) below, shall not be paid in full when due and payable or within five (5) Business Days thereafter, or (b) the principal of any Loan or any reimbursement obligation under any Letter of Credit that has been drawn, or any amount owing pursuant to Section 2.11 hereof, shall not be paid in full when due and payable.

    Section 8.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.3, 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15 or 5.25 hereof.

    Section 8.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any other Loan Document that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to the Administrative Borrower by the Administrative Agent or the Required Lenders that the specified Default is to be remedied.

    Section 8.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any other Loan Document or any other material written information furnished by any Company to the Administrative Agent or the Lenders, or any thereof pursuant to any Loan Document, shall be false or erroneous in any material respect when made, and such false or erroneous representation, warranty, statement or information, to the extent capable of being cured, shall continue to be false, misleading or otherwise unremedied, or shall not be waived, for a period of thirty (30) days after receipt of written notice thereof from the Administrative Agent to the Administrative Borrower.

    Section 8.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace with respect thereto or for a period of time sufficient to permit the acceleration of such Indebtedness or other default due to failure to perform or observe any other term, agreement or covenant thereunder, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity (taking into account any applicable grace periods or waivers); provided, that any noncompliance with this Section 8.5 with respect to Indebtedness of Immaterial Subsidiaries shall not apply.

    Section 8.6. ERISA Default. The occurrence of one or more ERISA Events that (a) has, or the Required Lenders reasonably determine is expected to have, a Material Adverse Effect, or (b) results in a Lien on any material portion of the assets of any Company.

    Section 8.7. Change in Control. If any Change in Control shall occur.

    Section 8.8. Judgments. There is entered against any Company a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of sixty (60) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, shall exceed Thirty Million Dollars ($30,000,000) (excluding any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider).

    Section 8.9. Security. If any Lien on any material portion of the Collateral as reasonably determined by the Administrative Agent granted in this Agreement or any other Loan Document in favor of the Administrative Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by the Administrative Agent, in its reasonable discretion) and the Borrowers have (or the appropriate Credit Party has) failed to promptly execute appropriate documents to correct such matters.

    Section 8.10. Validity of Loan Documents. If (a) any material provision, in the sole opinion of the Administrative Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent and the Lenders the benefits purported to be created thereby.

    Section 8.11. Solvency. If any Company (other than an Excluded Subsidiary) shall (a) except as permitted pursuant to Section 5.5 or 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States filed against it and the same shall not be controverted within ten (10) days, or shall continue undismissed for a period of ninety (90) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for ninety (90) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; (k) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities, and rights of contribution from other Persons); or (l) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE IX. REMEDIES UPON DEFAULT

    Notwithstanding any contrary provision or inference herein or elsewhere:

    Section 9.1. Optional Defaults. If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9 or 8.10 hereof shall occur, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrowers to:

    (a)    terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Issuing Lenders to issue any Letter of Credit, immediately shall be terminated; and/or

    (b)    accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by each Borrower.

    Section 9.2. Automatic Defaults. If any Event of Default referred to in Section 8.11 hereof shall occur:

    (a)    all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lenders be obligated to issue any Letter of Credit; and

    (b)    the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by each Borrower.

    Section 9.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, the Borrowers shall immediately deposit with the Administrative Agent, as security for the obligations of the Borrowers and any Guarantor of Payment to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. The Administrative Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any Affiliate of such Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of the Borrowers and any Guarantor of Payment to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit.

    Section 9.4. Offsets. If there shall exist any Event of Default referred to in Section 8.11 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrowers or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any Affiliate of such Lender, wherever located) to or for the credit or account of any Borrower or Guarantor of Payment, all without notice to or demand upon any Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower. Each Lender agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such set off and application (provided that the failure to give such notice shall not affect the validity of such set off and application). In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 12.10 hereof and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section 9.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have.

    Section 9.5. Equalization Provisions. Each Lender agrees with the other Lenders that, if it at any time shall obtain any Advantage over the other Lenders, or any thereof, in respect of the Obligations (except as to Swing Loans and Letters of Credit prior to the Administrative Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify such Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving such Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving such Advantage is required to pay interest on such Advantage to the Person recovering such Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of any Borrower (or through any Guarantor of Payment) on any Indebtedness owing by any Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by such Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

    Section 9.6. Collateral. The Administrative Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Loan Document or otherwise provided in law or equity. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may require the Credit Parties to assemble the Collateral, which each Credit Party agrees to do, and make it available to the Administrative Agent and the Lenders at a reasonably convenient place to be designated by the Administrative Agent. The Administrative Agent may, subject to applicable law, with or without notice to or demand upon such Credit Party and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to such Credit Party. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to any Credit Party personally or any other Person or property, all of which each Credit Party hereby waives, and upon such terms and in such manner as the Administrative Agent may deem advisable, the Administrative Agent, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time. No prior notice need be given to any Credit Party or to any other Person in the case of any sale of Collateral that the Administrative Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case the Administrative Agent shall give the Credit Parties not fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Each Credit Party waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, the Administrative Agent or the Lenders may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights each Credit Party hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, the Administrative Agent may apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, in such order and by such division as the Administrative Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to the applicable Credit Party, and each Credit Party shall remain liable for any deficiency. In addition, the Administrative Agent shall at all times after the occurrence and during the continuance of an Event of Default have the right to obtain new appraisals of any Credit Party or the Collateral, the cost of which shall be paid by the Credit Parties.

    Section 9.7. Administrative Agent’s Rights to Occupy and Use Property of Credit Parties.

    (a)    After the occurrence and during the continuance of an Event of Default and as part of an exercise of remedies by the Administrative Agent under the Loan Documents, the Administrative Agent shall have the right to enter upon and into, and take possession of, all or such part or parts of the properties of the Credit Parties, including lands, plants, buildings, Equipment, Inventory and other property as may be necessary or appropriate, in the reasonable judgment of the Administrative Agent, to permit or enable the Administrative Agent, or the Administrative Agent’s designee, to manufacture, produce, process, store or sell or complete the manufacture, production, processing, storing or sale of all or any part of the Collateral, as the Administrative Agent may elect, and to use and operate said properties for said purposes and for such length of time as the Administrative Agent may deem necessary or appropriate for such purposes without the payment of any compensation to any Credit Party therefor.

    (b)    The Administrative Agent is hereby granted a license or other right to use, without charge, after the occurrence and during the continuance of an Event of Default and as part of an exercise of remedies by the Administrative Agent under the Loan Documents, all of each Credit Party’s property, including, without limitation, all of such Credit Party’s labels, trademarks, copyrights, patents and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and such Credit Party’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit until the Secured Obligations are paid in full.

    Section 9.8. Other Remedies. The remedies in this Article IX are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. The Administrative Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement. In addition, the Administrative Agent shall exercise remedies, pursuant to the Loan Documents, against collateral securing the Secured Obligations, and no Affiliate of a Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

    Section 9.9. Application of Proceeds.

    (a)    Payments Prior to Exercise of Remedies. Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, to the Loans and Letters of Credit, as appropriate; provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrowers first to the payment of all obligations (to the extent not paid by the Borrowers) incurred by the Administrative Agent pursuant to Sections 12.5 and 12.6 hereof and to the payment of Related Expenses to the Administrative Agent.

    (b)    Payments Subsequent to Exercise of Remedies. After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

    (i)    first, to the payment of all obligations (to the extent not paid by the Borrowers) incurred by the Administrative Agent pursuant to Sections 12.5 and 12.6 hereof and to the payment of Related Expenses to the Administrative Agent;

    (ii)    second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Administrative Agent, (C) any fees then accrued and payable to any Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure; (D) any commitment fees, amendment fees and similar fees shared pro rata among the Lenders entitled thereto under this Agreement that are then accrued and payable, and (E) to the extent not paid by the Borrowers, to the obligations incurred by the Lenders (other than the Administrative Agent) pursuant to Sections 12.5 and 12.6 hereof;

(iii)    third, for payment of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subpart (iii), (B) the Indebtedness under any Designated Hedge Agreement, such amount to be based upon the net termination obligation of the Borrowers under such Designated Hedge Agreement (subject to confirmation by the Administrative Agent of any calculation of termination or other payment amounts being made in accordance with normal industry practice), and (C) the Bank Product Obligations owing under Bank Product Agreements; with such payment to be pro rata among (A), (B) and (C) of this subpart (iii);

    (iv)    fourth, to any remaining Secured Obligations; and

    (v)    finally, any remaining surplus after all of the Secured Obligations have been paid in full, to the Administrative Borrower for distribution to the appropriate Borrowers, or to whomsoever shall be lawfully entitled thereto.

Each Lender hereby agrees to promptly provide all information reasonably requested by the Administrative Agent regarding any Bank Product Obligations owing to such Lender (or Affiliate of such Lender) or any Hedge Agreement entered into by a Company with such Lender (or Affiliate of such Lender), and each such Lender, on behalf of itself and any of its Affiliates, hereby agrees to promptly provide notice to the Administrative Agent upon such Lender (or any of its Affiliates) entering into any such Hedge Agreement or Bank Product Agreement.

ARTICLE X. THE ADMINISTRATIVE AGENT

    The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

    Section 10.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its Affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrowers or any other Company, or the financial condition of the Borrowers or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

    Section 10.2. Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) until written notice of transfer shall have been filed with the Administrative Agent, signed by such payee and in form satisfactory to the Administrative Agent.

    Section 10.3. Consultation With Counsel. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.

    Section 10.4. Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

    Section 10.5. Administrative Agent and Affiliates. KeyBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though KeyBank were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not the Administrative Agent, and the terms “Lender” and “Lenders” include KeyBank and its Affiliates, to the extent applicable, in their individual capacities.

    Section 10.6. Knowledge or Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Administrative Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

    Section 10.7. Action by Administrative Agent. Subject to the other terms and conditions hereof, so long as the Administrative Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this

Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

    Section 10.8. Release of Collateral or Guarantor of Payment. In the event of a merger, transfer, sale or other disposition of assets or other transaction permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such merger, transfer or other transaction are applied in accordance with the terms of this Agreement to the extent required to be so applied, or in the event of a merger, consolidation, dissolution or similar event permitted pursuant to this Agreement, the Administrative Agent, at the request and expense of the Borrowers, is hereby authorized by the Lenders to (a) release the relevant Collateral from this Agreement or any other Loan Document, (b) release a Guarantor of Payment in connection with such permitted transfer or event, (c) duly assign, transfer and deliver to the affected Person (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement and (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full of the Secured Obligations (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations).

    Section 10.9. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

    Section 10.10. Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10. The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

    Section 10.11. Successor Administrative Agent. The Administrative Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to the Administrative Borrower and the Lenders. If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Administrative Borrower and such Person remove such Person as Administrative Agent. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of the Administrative Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as the Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders (or other appropriate holders of the Secured Obligations) shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Administrative Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

    Section 10.12. Issuing Lenders. Each Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by such Issuing Lender and the documents associated therewith. Each Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by each Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included such Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to such Issuing Lender.

    Section 10.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Revolving Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Administrative Agent”, as used in this Article X, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

    Section 10.14. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent

(including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

    Section 10.15. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism law, including any programs involving any of the following items relating to or in connection with the Borrowers, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

    Section 10.16. Other Agents. The Administrative Agent shall have the continuing right (subject to the titles awarded on the Closing Date) from time to time to designate one or more Lenders (or its or their Affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arranger” or other designations for purposes hereof. Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its Affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or an Issuing Lender hereunder.

    Section 10.17. Platform.

    (a)    Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender, the Swing Line Lender and the other Lenders by posting the Communications on the Platform.

    (b)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise)

arising out of any Borrower’s , any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender, the Issuing Lender or the Swing Line Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.18. Acknowledgements Regarding Erroneous Payments.

(a)    If the Administrative Agent notifies a Lender or Issuing Lender, or any Person who has received funds on behalf of a Lender or Issuing Lender such Lender or Issuing Lender (any such Lender or Issuing Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding subsection (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or Issuing Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this subsection (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding subsection (a), each Lender or Issuing Lender, or any Person who has received funds on behalf of a Lender or Issuing Lender, such Lender or Issuing Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (ii) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (iii) that such Lender or Issuing Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A)    (1) in the case of immediately preceding subparts (b)(i) or (b)(ii), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (2) an error has been made (in the case of immediately preceding subpart (b)(iii)), in each case, with respect to such payment, prepayment or repayment; and

(B)    such Lender or Issuing Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.18(b).
(c)    Each Lender or Issuing Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Lender from any source, against any amount due to the Administrative Agent under subsection (a) above or under the indemnification provisions of this Agreement.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with subsection (a) above, from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Issuing Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Credit Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying such Obligations.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 10.18 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, Swing Line Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XI. GUARANTY

    Section 11.1. Guaranty by Borrowers. The Borrowers hereby unconditionally guarantee all of the Secured Obligations. Upon failure by any Credit Party to pay punctually any of the Secured Obligations, the Borrowers shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

    Section 11.2. Additional Undertaking. As a separate, additional and continuing obligation, the Borrowers unconditionally and irrevocably undertake and agree that, should any Secured Obligations not be recoverable from any Borrower under Section 11.1 hereof for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other Person, at any time, the Borrowers as sole, original and independent obligors, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the applicable Person, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

    Section 11.3. Guaranty Unconditional. The obligations of the Borrowers under this Article XI shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

    (a)    any extension, renewal, settlement, compromise, waiver or release in respect to the Secured Obligations under any agreement or instrument, by operation of law or otherwise;

    (b)    any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Secured Obligation;

    (c)    any release, non-perfection or invalidity of any direct or indirect security for the Secured Obligations under any agreement or instrument evidencing or relating to any Secured Obligation;

    (d)    any change in the corporate existence, structure or ownership of any Credit Party or other Company or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Company or its assets or any resulting release or discharge of any obligation of any Credit Party or other Company contained in any agreement or instrument evidencing or relating to any of the Secured Obligations;

    (e)    the existence of any claim, set-off or other rights that the Borrowers may have at any time against any other Credit Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

    (f)    any invalidity or unenforceability relating to or against any other Credit Party, for any reason, of any agreement or instrument evidencing or relating to any of the Secured Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Secured Obligations; or

    (g)    any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person, or any other circumstance whatsoever that might, but for the provisions of this Article XI, constitute a legal or equitable discharge of the Borrowers’ obligations under this Article XI other than the irrevocable payment in full of all of the Secured Obligations.

    Section 11.4. Borrowers’ Obligations to Remain in Effect; Restoration.

    (a)    The Borrowers’ obligations under this Article XI shall remain in full force and effect until the Commitment shall have terminated, and the principal of and interest on the Secured Obligations, and all other amounts payable by the Borrowers, any other Credit Party or other Company, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Secured Obligations (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations), shall have been paid in full; provided that, if the Commitment shall have been terminated and all of the Obligations paid in full, then, if any obligations shall remain outstanding under the Designated Hedge Agreements and Bank Product Agreements, then the Borrowers shall cash collateralize, in form and substance reasonably satisfactory to the Administrative Agent, such obligations based on the net termination value of such Designated Hedge Agreements and Bank Product Agreements on such termination date.

    (b)    If at any time any payment of any of the Secured Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrowers’ obligations under this Article XI with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

    Section 11.5. Certain Waivers. The Borrowers irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

    Section 11.6. Subrogation. Until the indefeasible payment in full of all of the Obligations (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations) and the termination of the Commitments hereunder, the

Borrowers shall have no rights, by operation of law or otherwise, upon making any payment under this Article XI to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

    Section 11.7. Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Secured Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Secured Obligations shall nonetheless be payable by the Borrowers under this Article XI forthwith on demand by the Administrative Agent.

    Section 11.8. Effect of Breach of Article XI. Notwithstanding anything in this Agreement to the contrary, if any Borrower shall fail or omit to perform and observe any agreement or other provision set forth in this Article XI, such failure or omission shall not be a Default or Event of Default hereunder unless such failure or omission would constitute a Default or Event of Default hereunder independent of its obligations under this Article XI.

ARTICLE XII. MISCELLANEOUS

    Section 12.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

    Section 12.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

    Section 12.3. Amendments, Waivers and Consents.

    (a)    General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom (other than pursuant to Section 2.9(b) and (c) hereof), shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

    (b)    Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) above, but subject to the provisions of Section 2.9(b) and (c) hereof:

    (i)    Consent of Lenders Affected Required. No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or Letter of Credit reimbursement obligations or commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 12.3) or the stated rate of commitment fees payable hereunder, without the consent of each Lender directly affected thereby, (D) change the manner of pro rata application of any payments made by the Borrowers to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition or the Defaulting Lenders definition, (F) without the unanimous consent of the Lenders, subordinate a material portion of the Obligations or release the Borrowers or any Guarantor of Payment or any material amount of collateral securing the Secured Obligations, except in connection with a transaction specifically permitted hereunder, or (G) without the unanimous consent of the Lenders, amend this Section 12.3 or Section 9.5 or 9.9 hereof.

    (ii)    Provisions Relating to Special Rights and Duties. No provision of this Agreement or any other Loan Document affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. The Administrative Agent Fee Letter may be amended or modified by the Administrative Agent and the Administrative Borrower without the consent of any other Lender. No provision of this Agreement relating to the rights or duties of an Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of such Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(iii) Technical and Conforming Modifications. Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Administrative Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, (B) to cure any ambiguity, defect or inconsistency, or (C) to the extent necessary to integrate any increase in the Commitment or new Loans pursuant to Section 2.9(b) or (c) hereof.

    (c)    Replacement of Non-Consenting Lender. If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not the Non-Consenting Lender, the Administrative Agent may (and shall, if requested by the Borrowers), at the sole expense of the Borrowers, upon notice to such Non-Consenting Lender and the Borrowers, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 12.9 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Assignee acceptable to the Administrative Agent and the Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Non-Consenting

Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such financial institution (to the extent of such outstanding principal and accrued interest and fees) or the Administrative Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof) and (ii) the applicable assignee shall have consented to the proposed amendment, waiver or consent at issue.

    (d)    Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 12.3, regardless of its failure to agree thereto.

    Section 12.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to the Administrative Agent or a Lender, mailed or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day, otherwise the following Business Day) or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt. All notices hereunder shall not be effective until received. For purposes of Article II hereof, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an Authorized Officer, and the Borrowers shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

    Section 12.5. Costs, Expenses and Documentary Taxes. The Borrowers agree to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and all reasonable Related Expenses, including but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, and (b) the reasonable fees and out-of-pocket expenses of special counsel for the Administrative Agent, with respect to the foregoing, and of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), if any, who may be retained by said special counsel with respect thereto. The Borrowers also agree to pay on demand all documented out-of-pocket costs and expenses (including Related Expenses) of the Administrative Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Loan Document. In addition, the Borrowers shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agree to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 12.5 shall survive any termination of this Agreement.

    Section 12.6. Indemnification. Each Borrower agrees to defend, indemnify and hold harmless the Administrative Agent, the Issuing Lenders and the Lenders (and their respective Affiliates, officers, directors, attorneys, agents and employees) (each such Person, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable and documented out-of-pocket costs, expenses (including reasonable attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against any Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by a Borrower against an Indemnitee for a material breach of such Indemnitee's obligations hereunder or under any other Loan Document, if any Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of any Borrower or any of its Subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or the Administrative Agent in their capacities as such). This Section 12.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. All obligations provided for in this Section 12.6 shall survive any termination of this Agreement.

    Section 12.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between the Borrowers and the Lenders with respect to the Loan Documents and the other Related Writings is and shall be solely that of debtors and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

    Section 12.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

    Section 12.9. Successors and Assigns.

    (a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 12.9, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 12.9, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 12.9 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this

Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 12.9 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

    (b)    Assignments by Lenders. Any Lender may at any time assign to one (1) or more assignees all or a portion of its rights and obligations under this Agreement (including, without limitation (i) such Lender’s Commitment, (ii) all Loans made by such Lender, (iii) such Lender’s Notes (if any), and (iv) such Lender’s interest in any Letter of Credit or Swing Loan); provided that any such assignment shall be subject to the following conditions:

    (i)    Minimum Amounts.

    (A)    no minimum amount is required to be assigned in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment (to the extent the Commitment is still in effect) and the Loans at the time owing to such Lender, (y) contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subpart (b)(i)(B) of this Section 12.9 in the aggregate, or (z) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

    (B)     in any case not described in subpart (b)(i)(A) of this Section 12.9, the aggregate amount of each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent (or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000), unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

    (ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the portion of such Lender’s Commitment assigned, except that this subpart (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations with respect to separate facilities on a non-pro rata basis.

    (iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 12.9 and, in addition:

    (A)    the consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.1 or Section 8.11 has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that (y) the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and (z) the Administrative Borrower’s consent shall not be required during the primary syndication of the Commitment;

    (B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

    (C)    the consent of the Issuing Lender and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Commitment.

    (iv)    Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent.

    (v)    No Assignment to Certain Persons. Notwithstanding the foregoing, no such assignment shall be made to (A) a Borrower or any of any Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any Person that, upon becoming a Lender, would constitute a Defaulting Lender or (C) a Disqualified Institution as provided in Section 12.9(f) below.

    (vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

    (vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subpart (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

    (viii)    Treatment as Lenders. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 12.9, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement, and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Sections 12.5 and 12.6 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subpart shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.9.

    (c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one (1) of its offices a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

    (d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Borrower or any of any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Notes, if any, held by it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.10 with respect to any payments made by such Lender to any of its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following (to the extent that it affects such Participant): (i) any increase in the portion of the participation amount of any Participant over the amount thereof then in effect, or any extension of the Commitment Period; or (ii) any reduction of the principal amount of or extension of the time for any payment of principal on any Loan, or the reduction of the rate of interest or extension of the time for payment of interest on any Loan, or the reduction of the commitment fee. The Borrowers agree that each Participant shall be entitled to the benefits of Article III hereof (subject to the requirements and limitations therein, including the requirements under Section 3.2(e) hereof (it being understood that the documentation required under Section 3.2(e) hereof shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 12.9; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.4 and 3.6 hereof as if it were an assignee under subsection (b) of this Section 12.9; and (B) shall not be entitled to receive any greater payment under Article III hereof, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Administrative Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.6 hereof with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.4 hereof as though it were a Lender; provided that such Participant agrees to be subject to Section 9.5 hereof as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

    (e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

    (f)    Disqualified Institutions.

    (i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Administrative Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (y) such assignee shall not retroactively be disqualified from becoming a Lender and (z) the execution by the Administrative Borrower of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this subpart (f)(i) shall not be void, but the other provisions of this subsection (f) shall apply.

    (ii)    If any assignment or participation is made to any Disqualified Institution without the Borrowers’ prior written consent in violation of subpart (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Administrative Borrower may, at its sole expense, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.9), all of its interest, rights and obligations under this Agreement to one (1) or more Eligible Assignees.

    (iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.

    (iv)    The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Administrative Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and (B) provide the DQ List to each Lender requesting the same.

    Section 12.10. Defaulting Lenders.

    (a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders. Any amendment, waiver or consent (A) requiring the consent of all the Lenders or each affected Lender that by its terms affects such Defaulting Lender more adversely than the other affected Lenders, or (B) that has the effect of increasing or extending the Commitment of such Defaulting Lender, extending the maturity of any Loan of such Defaulting Lender, or reducing the rate of interest of any Loan or the forgiving of the principal amount of any Loan held by such Defaulting Lender, in each case of (A) or (B) hereof, shall require the consent of such Defaulting Lender.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII hereof or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.4 hereof shall be applied at such time or times as may be determined by the Administrative Agent as follows: (A) first, to the payment of amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; (C) third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13 hereof; (D) fourth, as the Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (E) fifth, if so determined by the Administrative

Agent and the Administrative Borrower, to be held in a deposit account and released pro rata in order to (1) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (2) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13 hereof; (F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Administrative Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (y) such payment is a payment of the principal amount of any Loans or any Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (z) such Loans were made or reimbursement of any payment on any Letters of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the Letter of Credit Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with the Commitment under the applicable facility without giving effect to Section 12.10(a)(iv) hereof. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.10(a)(ii) hereof shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

    (iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive letter of credit fees, as set forth in Section 2.2(b) hereof for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13 hereof.

(C)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to subpart (A) or (B) above, the Administrative Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Exposure or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to subpart (iv) below, (2) pay to the Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such

Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Exposure and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Commitment Percentages with respect thereto (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Applicable Commitment Percentage with respect to the Revolving Credit Commitment. Subject to Section 12.9 hereof, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swing Loans. If the reallocation described in subpart (iv) above cannot, or can only partially, be effected, the Administrative Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (1) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure, and (2) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.13 hereof.

    (b)    Defaulting Lender Cure. If Administrative Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be reasonably necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 12.10(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

    (c)    New Swing Loans / Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan, and (ii) Issuing Lender shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless such Issuing Lender is satisfied that it will have no Fronting Exposure after giving effect thereto.

    (d)    Replacement of Defaulting Lenders. Each Lender agrees that, during the time in which any Lender is a Defaulting Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrowers, upon notice to such Defaulting Lender and the Administrative Borrower, to require that such Defaulting Lender assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement to an Eligible Assignee, approved by the Administrative Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations.

    Section 12.11. Patriot Act Notice. Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

    Section 12.12. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

    Section 12.13. Investment Purpose. Each of the Lenders represents and warrants to the Borrowers that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

    Section 12.14. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof (except with respect to any provisions of the Administrative Agent Fee Letter or any commitment letter and fee letter between any Borrower and KeyBank that by their terms survive the termination of such agreements, in each case, which shall remain in full force and effect after the Closing Date).

    Section 12.15. Confidentiality. The Administrative Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of the Administrative Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, the Administrative Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall have an agreement for the benefit of the Borrowers with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 12.15); (c) to the parent corporation or other Affiliates of the Administrative Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, the Administrative Agent or such Lender, as applicable, shall notify the chief financial officer of the

Administrative Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. Notwithstanding anything contained herein to the contrary, the Administrative Agent, each Lender, the Borrowers and their Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and by the other Loan Documents and materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent, any Lender, the Borrowers or their Affiliates relating to such tax treatment and tax structure; it being understood that this authorization is retroactively effective to the commencement of the first discussions between or among any of the parties regarding the transactions contemplated hereby and by the other Loan Documents. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. Each Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this Section 12.14 shall not relieve any Borrower of any of the obligations to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents. Each Credit Party consents to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of such Credit Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

    Section 12.16. Limitations on Liability of the Issuing Lenders. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against an Issuing Lender, and an Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) such Issuing Lender’s willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) such Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

    Section 12.17. General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, any Issuing Lender or any other Person against the Administrative Agent, any Issuing Lender, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the

Borrowers, each Lender, the Administrative Agent and each Issuing Lender hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether any Lender, Issuing Lender, or the Administrative Agent has been advised of the likelihood of such loss of damage. No claim may be made by any Lender or the Administrative Agent against any Credit Party for any damages suffered by such Person other than actual compensatory damages (including, without limitation, any damages in connection with claims asserted against such Person by another other Person, regardless of whether such damages are special, indirect, consequential or punitive to such other Person (“Third Party Special Damages”) in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and each Lender and the Administrative Agent hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages (other than Third Party Special Damages), whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether any Credit Party has been advised of the likelihood of such loss of damage. As of the Closing Date, each Credit Party hereby waives and releases the Administrative Agent and each of the Lenders, and their respective directors, officers, employees, attorneys, Affiliates and subsidiaries, from any and all claims, offsets, defenses and counterclaims of which any Credit Party is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

    Section 12.18. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrowers, any other Companies, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Each Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

    Section 12.19. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

    Section 12.20. Judgment Currency.

    (a)    This in an international transaction in which the obligations of the Credit Parties under this Agreement to make payment to or for account of the Administrative Agent or the Lenders in a specified currency (“Original Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (“Judgment Currency”) except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or such Lender of the full amount in Original Currency payable to the Administrative Agent or such Lender under this Agreement.

    (b)    If the Administrative Agent, on behalf of the Lenders, or any other holder of the Obligations (the “Applicable Creditor”), obtains a judgment or judgments against any Credit Party in respect of any sum adjudged to be due to the Administrative Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) in a Judgment Currency other than the Original Currency, the obligations of such Credit Party in connection with such judgment shall be discharged only to the extent that (i) on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, such Applicable Creditor, in accordance with the normal banking procedures in the relevant jurisdiction, can purchase the Original Currency with the Judgment Currency, and (ii) if the amount of Original Currency that could have been purchased pursuant to subpart (i) above is less than the amount of Original Currency that could have been purchased with the Judgment Amount on the date or dates the Judgment Currency was originally due and owing to the Administrative Agent or the Lenders hereunder (the “Loss”), such Credit Party or Borrower, as a separate obligation and notwithstanding any such judgment, indemnifies the Administrative Agent or such Lender, as the case may be, against such Loss. The Borrowers hereby agree to such indemnification. For purposes of determining the equivalent in one currency of another currency as provided in this Section 12.20, such amount shall include any premium and costs payable in connection with the conversion into or from any currency. The obligations of the Credit Parties contained in this Section 12.20 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 12.21. ERISA Representations.

(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 8414 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

    Section 12.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

    (a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

    (b)    the effects of any Bail-in Action on any such liability, including, if applicable:

    (i)    a reduction in full or in part or cancellation of any such liability;

    (ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

    (iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.23. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit

Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

    Section 12.24. Governing Law; Submission to Jurisdiction.

    (a)    Governing Law. This Agreement, each of the Notes and any other Loan Document shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of the Borrowers, the Administrative Agent, and the Lenders shall be governed by New York law.

    (b)    Submission to Jurisdiction. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in New York County, New York over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Loan Document, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

    JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

    IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address: 3556 Lake Shore Road Buffalo, New York 14219 Attention:	GIBRALTAR INDUSTRIES, INC. By: /s/ Jeffrey J. Watorek Name: Jeffrey J. Watorek Title: Vice President & Treasurer
Address: 3556 Lake Shore Road Buffalo, New York 14219 Attention:	GIBRALTAR STEEL CORPORATION OF NEW YORK By: /s/ Jeffrey J. Watorek Name: Jeffrey J. Watorek Title: Vice President & Treasurer

Signature Page to
Credit Agreement

Address: 127 Public Square Cleveland, Ohio 44114-1306 Attention: Commercial Banking	KEYBANK NATIONAL ASSOCIATION as the Administrative Agent, the Swing Line Lender, and Issuing Lender and as a Lender By:/s/ Mark F. Wachowiak Mark F. Wachowiak Senior Vice President

Signature Page to
Credit Agreement

Address: Attention:	BANK OF AMERICA, N.A. By: /s/ Matt Smith Name: Matt Smith Title: Senior Vice President

Signature Page to
Credit Agreement

Address: Attention:	M&T BANK By: /s/ Edward Graber Name: Edward Graber Title: Senior Vice President

Signature Page to
Credit Agreement

Address: Attention:	PNC BANK, NATIONAL ASSOCIATION By:/s/ Kathryn M. Hutterer Name: Kathryn M. Hutterer Title: Senior Vice President

Signature Page to
Credit Agreement

Address: Attention:	COMERICA BANK By:/s/ Robert Wilson Name: Robert Wilson Title: Senior Vice President

Signature Page to
Credit Agreement

Address: Attention:	TD BANK, N.A. By:/s/ Richard A. Zimmerman Name: Richard A. Zimmerman Title: Managing Director

Signature Page to
Credit Agreement

Address: Attention:	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Andrew Zielinski Name: Andrew Zielinski Title: Senior Vice President

Signature Page to
Credit Agreement

Address: Attention:	HSBC BANK USA, N.A. By: /s/ Matthew Halicki Name: Matthew Halicki Title: Vice President

Signature Page to
Credit Agreement

Address: Attention:	THE HUNTINGTON NATIONAL BANK By: /s/ Matthew Stanisa Name: Matthew Stanisa Title: Assistant Vice President
Signature Page to
Credit Agreement

E-1